Exhibit 10.24

TERM LOAN AGREEMENT

by and between

WELLS CORE REIT – 7601 TECHNOLOGY WAY, LLC, a Delaware limited liability company (the “Borrower”)

and

PNC BANK, NATIONAL ASSOCIATION, a national banking association (the “Lender”)

Made as of the 21st day of June, 2011 to be effective as of June 27, 2011

TABLE OF CONTENTS

1.	DEFINITIONS		1
	1.1	Definitions.	1
	1.2	Construction/Interpretation.	16
	1.3	Accounting Principles.	17

2.	AGREEMENT TO BORROW AND LEND		18
	2.1	Agreement to Borrow and Lend.	18
	2.2	The Note.	18
	2.3	Term.	18
	2.4	Extension Options	18

3.	LOAN INTEREST RATES, PAYMENTS AND FEES		18
	3.1	Interest Rate Options.	18
	3.2	Loan Requests/LIBOR Interest Periods.	19
	3.3	Default Interest and Late Payment Charge.	20
	3.4	LIBOR Unascertainable.	20
	3.5	Selection of Interest Rate Options.	21
	3.6	Payments.	21
	3.7	[Intentionally Omitted].	21
	3.8	Interest Payment Dates.	21
	3.9	Optional Prepayments.	21
	3.10	Mandatory Principal Payments	22
	3.11	Application Among Interest Rate Options.	23
	3.12	Additional Compensation in Certain Circumstances.	23
	3.13	Closing Fee.	24

4.	AFFIRMATIVE COVENANTS		24
	4.1	Preservation of Existence, Etc.	25
	4.2	Payment of Liabilities, Including Impositions.	25
	4.3	Compliance With Laws.	25
	4.4	Keeping of Records and Books of Account.	25
	4.5	Visitation Rights.	25
	4.6	Affiliate Indebtedness.	26
	4.7	Maintenance of Insurance.	26
	4.8	Notice.	27
	4.9	JNL Lease.	27
	4.10	Performance of Obligations.	28
	4.11	Payment of Costs.	28
	4.12	Compliance With Agreements.	28
	4.13	Interest Rate Hedge.	28
	4.14	Title to Land and Improvements; Control.	28
	4.15	Further Assurances.	28

i

	4.16	Estoppel Certificate.	28
	4.17	Personal Property.	29
	4.18	Repairs.	29
	4.19	Inspection.	30
	4.20	Protection Against Lien Claims.	30
	4.21	Conditions Precedent.	30
	4.22	Parking REA.	30
	4.23	Declaration.	30
	4.24	Security Deposits.	31
	4.25	Single Purpose Entity	31
	4.26	Initial Equity Contribution.	31
	4.27	Post-Closing Items.	32

5.	NEGATIVE COVENANTS		32
	5.1	Changes in Organizational Documents.	32
	5.2	Transfer of Land and Improvements.	32
	5.3	Change in Ownership.	32
	5.4	Liquidations, Mergers, Consolidations, Acquisitions.	33
	5.5	Breach of Documents.	33
	5.6	Judgments.	33
	5.7	Leasing of Premises.	33
	5.8	[Intentionally Omitted]	33
	5.9	Conduct of Business.	33
	5.10	Creation of Liens.	33
	5.11	Value of Collateral.	34
	5.12	Transfer of Personalty.	34
	5.13	Disposition of Rents.	34
	5.14	Indebtedness.	34
	5.15	Dividends/Distributions.	34
	5.16	Materials and Fixtures.	34
	5.17	Pension Plans and Benefit Arrangements.	34
	5.18	Debt Cancellation.	35
	5.19	Certain Restrictions.	35
	5.20	No Subsidiaries.	35
	5.21	Place of Business.	35
	5.22	Identity.	35
	5.23	Anti-Terrorism Laws.	35

6.	CONDITIONS TO LENDING		36
	6.1	Conditions to Disbursement	36

7.	REPORTING REQUIREMENTS		37
	7.1	Appraisals, Environmental Reports and Title Reports.	37
	7.2	Financial Reports.	37

	7.3	Data Failure.	37

8.	REPRESENTATIONS AND WARRANTIES		38
	8.1	Due Formation, Capacity.	38
	8.2	Power and Authority.	38
	8.3	Validity and Binding Effect.	38
	8.4	No Conflict.	38
	8.5	Other Agreements.	39
	8.6	No Potential Default or Event of Default.	39
	8.7	No Litigation or Investigations.	39
	8.8	Financial Statements and Other Information.	39
	8.9	Impositions.	39
	8.10	Title Aspects.	39
	8.11	Zoning and Governmental Approvals.	40
	8.12	Utilities.	40
	8.13	Security Interests.	40
	8.14	Lien of Deed of Trust.	40
	8.15	Compliance with Laws.	41
	8.16	Anti-Terrorism Laws.	41
	8.17	Environmental Matters.	42
	8.18	Insurance.	42
	8.19	Solvency.	42
	8.20	Leases.	42
	8.21	Use of Proceeds; Margin Stock; Section 20 Subsidiaries.	43
	8.22	Full Disclosure.	43
	8.23	Impositions.	43
	8.24	Investment Companies; Regulated Entities.	43

9.	RESERVED		44

10.	DEFAULTS AND REMEDIES		44
	10.1	Events of Default.	44
	10.2	Remedies.	46
	10.3	Notice of Sale.	47

11.	MISCELLANEOUS		47
	11.1	Modifications, Amendments or Waivers.	47
	11.2	No Implied Waivers; Cumulative Remedies; Writing Required	47
	11.3	Reimbursement and Indemnification of the Lender by the Borrower.	48
	11.4	Holidays.	49
	11.5	Funding by Branch, Subsidiary or Affiliate.	49
	11.6	Notices.	49
	11.7	Severability.	50
	11.8	Governing Law.	50

11.9	Prior Understanding.	50
11.10	Duration; Survival.	50
11.11	Successors and Assigns.	51
11.12	Counterparts.	51
11.13	Exceptions.	51
11.14	No Third Parties Benefitted.	51
11.15	Authority to File Notices.	51
11.16	Publicity.	52
11.17	Interpretation.	52
11.18	Status of Parties.	52
11.19	Brokerage Fee.	52
11.20	WAIVER OF JURY TRIAL.	52
11.21	CONSENT TO JURISDICTION.	53
11.22	Time of Essence.	53

SCHEDULES AND EXHIBITS

Schedule I	Names, Addresses, Telephone & Telecopier Numbers of Parties
Schedule 1.1	Certificate of Debt Service Coverage Ratio
Exhibit A	Form of Interest Rate Request
Exhibit 2.4	Form of Extension Notice
Exhibit B	Items to be supplied
Exhibit C	Financial Reports
Exhibit D	Post-Closing Items
Exhibit F	Request for Disbursement

TERM LOAN AGREEMENT

THIS TERM LOAN AGREEMENT (this “Agreement”) is made as of the 21st day of June, 2011 to be effective as of June 27, 2011, by and between Wells Core REIT – 7601 Technology Way, LLC, a Delaware limited liability company (the “Borrower”) and PNC BANK, NATIONAL ASSOCIATION, a national banking association (the “Lender”).

WITNESSETH:

WHEREAS, the Borrower has requested that the Lender provide a term loan to the Borrower in the principal amount of $24,900,000 (each initially capitalized term used in these recitals having the meaning ascribed to it in Article 1); and

WHEREAS, Lender is willing to provide the Loan upon the terms and conditions hereinafter set forth.

NOW, THEREFORE, the parties hereto, in consideration of their mutual covenants and agreements hereinafter set forth and intending to be legally bound hereby, covenant and agree as follows:

1.     DEFINITIONS

1.1     Definitions.

In addition to words and terms defined elsewhere in this Agreement, the following terms shall have the following meanings:

“Affiliate” as to any Person shall mean any other Person (i) which directly or indirectly controls, is controlled by, or is under common control with such Person, (ii) which beneficially owns or holds 5% or more of any class of the voting stock (or in the case of a Person which is not a corporation, more than 5% of the equity interest) of such Person, or (iii) 5% or more of the voting stock (or in the case of a Person which is not a corporation, 5% or more of the equity interest) of which is beneficially owned or held, directly or indirectly, by such Person. Control, as used in this definition, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting securities, by contract or otherwise, including the power to elect a majority of the directors or trustees of a corporation or trust, as the case may be.

“Agreement” shall mean this Term Loan Agreement as the same may be supplemented or amended from time to time, including all schedules and exhibits.

“Agreement of Sale” shall mean that certain Purchase and Sale Agreement dated as of June 2, 2011 by and between LBA REALTY FUND II-COMPANY VII, LLC, a Delaware limited liability company as seller thereunder and Borrower as purchaser, together with all exhibits and attachments thereto, as the same may be amended from time to time in writing by the parties thereto with the written consent of the Lender in accordance with the provisions of this Agreement.

“Anti-Terrorism Laws” shall mean any Laws relating to terrorism or money laundering, including, without limitation, (i) Executive Order No. 13224, 66 Fed. Reg. 49079 (published September 25, 2001), (ii) the USA Patriot Act, (iii) the Laws comprising or implementing the Bank Secrecy Act, and (iv) the Laws administered by the United States Treasury Department’s Office of Foreign Asset Control, as any of the foregoing Laws may from time to time be amended, renewed, extended, or replaced.

“Appraisal” shall mean a written appraisal prepared by an independent appraiser engaged by the Lender at the Borrower’s sole cost and expense prepared in compliance with all applicable regulatory requirements, being also subject to the Lender’s customary independent appraisal requirements.

“Appraised Value-AS-IS” shall mean, as of any date of determination, the “AS-IS” dollar value of the Project, as determined by an Appraisal of the Project, which Appraisal was prepared not more than ninety (90) days prior to such date of determination.

“Assignment of Management Agreement” shall mean that certain Assignment of Management Agreement to be entered into by the Borrower and Property Manager for the benefit of the Lender, in the form attached hereto as Schedule 1 to Exhibit D, as the same may be amended, replaced or supplemented from time to time in writing by the parties thereto with the written consent of the Lender in accordance with the provisions of this Agreement.

“Base-Rate” shall mean the greatest of (i) the interest rate per annum announced from time to time by the Lender at its Principal Office as its then prime rate, which rate may not be the lowest rate then being charged commercial borrowers by the Lender, (ii) the Federal Funds Open Rate plus three quarters of one percent (3/4%) per annum, or (iii) the Daily LIBOR Rate plus 1.0%, so long as a Daily LIBOR Rate is offered, ascertainable and not unlawful.

“Base Rate Option” shall have the meaning assigned to such term in Section 3.1(a) hereof).

“Blocked Person” shall have the meaning assigned to such term in Section 8.16 [Anti-Terrorism Laws] hereof.

“Borrower” shall mean Wells Core REIT – 7601 Technology Way, LLC, a Delaware limited liability company.

“Borrower Documents” shall mean the Borrower’s certificate of formation, operating agreement and other formation documents, and all amendments thereto.

“Borrowing Date” shall mean the date of any disbursement of the Loan and any date for the making the renewal or conversion of a portion of the Loan, which shall be a Business Day.

“Borrowing Tranche” shall mean any portion of the Loan to which a LIBOR Option applies which becomes subject to the same LIBOR Interest Period.

“Business Day” shall mean any day other than a Saturday or Sunday or a legal holiday on which commercial banks are authorized or required to be closed for business in Pittsburgh, Pennsylvania and, if the applicable Business Day relates to any Borrowing Tranche to which the LIBOR Option applies, such day must also be a day on which dealings are carried on in the London interbank market.

“Certificate of Debt Service Coverage Ratio” shall mean a certificate in the form of Schedule 1.1 attached hereto and made a part hereof whereby the Borrower shall certify as to the amount of Net Operating Income, calculated in accordance with the definition therefor set forth in this Agreement, together with calculations substantiating the Debt Service Coverage Ratio in accordance with the definition therefor set forth in this Agreement, for the applicable time period, together with financial information in such detail as required to support such calculation.

“Change In Law” shall mean the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any Law, (b) any change in any Law or in the administration, interpretation or application thereof by any Official Body or (c) the making or issuance of any request, guideline or directive (whether or not having the force of Law) by any Official Body; provided however, for purposes of this Agreement, the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, guidelines and directives in connection therewith are deemed to have gone into effect and adopted after the date of this Agreement, and provided further, all requests, rules, guidelines or directives promulgated by the Bank of International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States financial regulatory authorities with respect to capital adequacy shall be deemed to be a Change in Law regardless of the date adopted, issued, promulgated or implemented.

“Closing Date” shall mean June 27, 2011, the effective date of this Agreement.

“Closing Fee” shall mean a sum equal to $124,500, to be paid pursuant to Section 3.13.

“Collateral” shall mean, collectively, the real estate encumbered by the of Deed of Trust, and all security pledged pursuant to this Agreement and the Collateral Documents, all whether now owned or hereafter acquired and all proceeds and products of the foregoing.

“Collateral Documents” shall mean the Deed of Trust, the Lease Assignment, the Assignment of Management Agreement and the Financing Statements and any other documents securing the Loan, as the same may be amended, replaced or supplemented from time to time in writing by the parties thereto with the prior written consent of Lender.

“Conditions for Extension” shall mean the provision by Borrower to the Lender of evidence satisfactory to the Lender of Borrower’s compliance with the following:

(i)     no Event of Default shall have occurred and be continuing on the date of the exercise of the Extension Option and on the first day of the Extension Period as evidenced by a certificate from Borrower to the Lender certifying the foregoing;

(ii)     the JNL Lease shall be in full force and effect and no default shall have occurred and shall be continuing beyond any applicable notice or grace period thereunder and JNL, as tenant under the JNL Lease, shall be in occupancy of the Improvements and shall be paying rent pursuant to the terms of the JNL Lease;

(iii)     the Debt Service Coverage Ratio for the Project as measured on the last day of the calendar month preceding the date of exercise of the Extension Option shall not be less than 1.50 to 1.00 (the “Extension DSCR Test”), as evidenced by Borrower’s delivery of the Borrower’s Certificate of Debt Service Coverage Ratio in the form of Schedule1.1 attached hereto, together with delivery of its notice of election to exercise the Extension Option provided, however, that in the event that Borrower shall fail to achieve the Extension DSCR Test, the Borrower may make a permanent principal payment to the Lender in an amount necessary to reduce the outstanding principal balance of the Loan to the point where the Extension DSCR Test is satisfied, so long as the other Conditions for Extension are met;

(iv)     the outstanding principal balance of the Loan shall not exceed 60% of the Appraised Value As-Is of the Project, as determined by an updated Appraisal of the Project which shall be engaged by Lender at Borrower’s expense and which shall be performed and dated no earlier than ninety (90) days prior to the Expiration Date (the “Extension LTV Test”), provided, however, that in the event that Borrower shall fail to achieve the Extension LTV Test, the Borrower may make a permanent principal payment to the Lender in an amount necessary to reduce the outstanding principal balance of the Loan to the point where the Extension LTV Test is satisfied, so long as the other Conditions for Extension are met;

(v)     Borrower shall enter into a lockbox arrangement with Lender and shall enter into a cash management and lockbox agreement prepared by counsel to Lender in form and substance acceptable to Lender and, in such event, the Borrower shall direct and cause all tenants to pay all future rentals and other gross revenues of the Project into an account maintained by Lender and shall grant Lender a security interest in such account pursuant to a pledge agreement acceptable to Lender, with subsequent application of gross revenues from the Project in excess of debt service and operating expenses of the Project to be governed by the terms of said lockbox agreement, provided, however, such agreement shall, without limitation, provide for the application of revenues deposited into the account maintained with Lender to collateralize the Loan in a manner consistent herewith;

(vi)     the Lender shall have has received an endorsement to its Title Insurance Policy in form approved by the Lender insuring the priority of the lien of the Deed of Trust in the amount of all disbursements of the Loan and containing no exceptions other than Permitted Encumbrances; and

(vii)     together with its notice to exercise an Extension Option, Borrower shall pay the Extension Fee to Lender.

“Contamination” shall mean the presence or release or threat of release of Regulated Substances in, on, under or emanating to or from the Land, which pursuant to Environmental Laws requires notification or reporting to an Official Body, or which pursuant to Environmental Laws requires the investigation, cleanup, removal, remediation of or other response to such Regulated Substances or which otherwise constitutes a violation of Environmental Laws.

“Daily LIBOR Rate” shall mean, for any day, the rate per annum determined by the Lender by dividing (x) the Published Rate by (y) a number equal to 1.00 minus the LIBOR Reserve Percentage.

“Debt Service” shall mean, as determined on an annualized basis, the sum of all principal and interest payments that would be payable over a twelve (12)-month period with respect to a loan in the maximum principal amount of the Loan based upon a twenty-five (25) year mortgage-style amortization schedule, assuming an interest rate per annum equal to the higher of (A) two percent (2.00%) above the Treasury Rate or (B) six and three quarters percent (6.75%).

“Debt Service Coverage Ratio” shall mean, as of any date of determination thereof, the ratio of Net Operating Income, to Debt Service for the twelve(12) month period prior to the date of determination.

“Declaration” shall mean, collectively, (i) the Protective Covenants of Denver Technological Center recorded on March 15, 1982 in the Office of the Clerk and Recorder of Denver County, Colorado in Book 2550 at Page 82 and recorded on Mach 15, 1982 in the Office of the Clerk and Recorder of Arapahoe County, Colorado in Book 3592 at Page 324; and (ii) that certain Declaration of Covenants, Conditions and Restrictions For Technology Way Campus dated December 7, 2005 and recorded December 9, 2005 in the Office of the Clerk and Recorder of Denver County, Colorado at Reception No. 2005210748; and (iii) that certain Declaration of Reciprocal Courtyard Easements and Courtyard Maintenance for Lots 1, 4, 5, 6 And 7 and the Wetland Parcel at Technology Way Campus (the “Courtyard Declaration”) made as of June      , 2011 by LBA REALTY FUND II - COMPANY VII, LLC, a Delaware limited liability company and recorded on June      , 2011 in the Office of the Clerk and Recorder of Denver County, Colorado at Reception No.                                 .

“Deed of Trust” shall mean that certain Deed of Trust and Security Agreement of even date herewith from the Borrower to the Public Trustee of the City and County of Denver, Colorado, as trustee for the benefit of Lender, as the same may be amended, replaced or supplemented from time to time in writing by the parties thereto with the prior written consent of Lender.

“Default Rate” shall mean interest at a rate per annum equal to the LIBOR plus four percent (4.0%), based upon a year of 360 days and actual days elapsed, for existing Borrowing Tranches, and, following the expiration of such Borrowing Tranches, a rate per annum equal to the Base Rate plus four percent (4.0%), based on a year of 360 days and actual days elapsed.

“Disbursement” shall mean the disbursement of the proceeds of the Loan which shall be advanced to Borrower on the Closing Date subject to the requirements set forth in Article 6 hereof.

“Dollar,” “U.S. Dollar” and the symbol “$” shall mean lawful money of the United States of America.

“Employee Benefit Plan” shall mean any employee benefit plan as defined in Section 3(3) of ERISA.

“Environmental Complaint” shall mean any written complaint by any Person or Official Body setting forth a cause of action for personal injury or property damage, natural resource damage, contribution or indemnity for response costs, civil or administrative penalties, criminal fines or penalties, or declaratory or equitable relief arising under any Environmental Law or any order, notice of violation, citation, subpoena, request for information or other written notice or demand of any type issued by an Official Body pursuant to any Environmental Law.

“Environmental Indemnity Agreement” shall mean that certain Hazardous Materials Certificate and Indemnity Agreement of even date herewith from the Borrower and the Guarantor to the Lender, as the same may be amended, replaced or supplemented from time to time in writing by the parties thereto with the prior written consent of the Lender.

“Environmental Law” shall mean all federal, state, local and foreign Laws, including consent decrees, settlement agreements, and judgments issued by or entered into with an Official Body, pertaining or relating to: (i) pollution or pollution control; (ii) protection of human health or the environment; (iii) employee safety in the workplace (but excluding workers compensation and wage and hour laws); (iv) the presence, use, management, generation, manufacture, processing, extraction, refining, treatment, recycling, reclamation, labeling, transport, collection, distribution, storage, disposal or release or threat of release of Regulated Substances; (v) the presence of Contamination; (vi) the protection of endangered or threatened species; and (vii) the protection of Environmentally Sensitive Areas.

“Environmental Report” shall mean that certain Phase I Environmental Site Assessment, dated April 3, 2011 prepared by Green Concepts International, LLC (GCI Project 11-4000.1), together with a reliance letter satisfactory to the Lender stating that the Lender may rely on such reports in making the Loan, in all cases together with all annexes, schedules, exhibits and attachments thereto.

“Environmentally Sensitive Area” shall mean (i) any wetland as defined by applicable Environmental Laws; (ii) any area designated as a coastal zone pursuant to applicable Laws, including Environmental Laws; (iii) any area of historic, archeological or palentologic significance or scenic area as defined or designated by applicable Laws, including Environmental Laws; (iv) habitats of endangered species or threatened species as designated by applicable Laws, including Environmental Laws; Or (v) a flood plain or other flood hazard area as defined pursuant to any applicable Laws.

“Equity Interests” shall mean any and all membership interests, limited or general partnership units or shares of stock in a limited liability company, partnership or corporation, as the case may be.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as the same may be amended or supplemented from time to time, and any successor statute of similar import, and the rules and regulations thereunder, as from time to time in effect.

“ERISA Group” shall mean, at any time, the Borrower and all members of a controlled group of corporations and all trades or businesses (whether or not incorporated) under common control and all other entities which, together with the Borrower, are treated as a single employer under Section 414 of the Internal Revenue Code.

“Event of Default” or “Events of Default” shall have the meaning assigned to those terms in Section 10.1.

“Executive Order No. 13224” shall mean Executive Order No. 13224 on Terrorist Financing, effective September 24, 2001, as the same has been, or shall hereafter be, renewed, extended, amended or replaced.

“Exhibits” shall mean any one or more of those schedules and exhibits attached hereto and made a part hereof.

“Expiration Date” shall mean the earlier of: (1) June      , 2014, as the same may be extended pursuant to Section 2.4 [Extension Options] hereof, or (2) the date upon which the Loan is accelerated pursuant to this Agreement.

“Extension Fee” shall mean the amount that is equal to 0.15% of the maximum principal amount of the Loan at the commencement of any Extension Period and payable by Borrower on the date Borrower exercises an Extension Option.

“Extension Options” shall have the meaning set forth in Section 2.4 [Extension Options] hereof.

“Extension Period” shall mean a period of twelve (12) months by which Borrower may extend the Expiration Date subject to the terms and conditions of Section 2.4 [Extension Options] hereof.

“Federal Funds Open Rate” shall mean, for any day, the rate per annum (based on a year of 360 days and actual days elapsed) which is the daily federal funds open rate as quoted by ICAP North America, Inc. (or any successor) as set forth on the Bloomberg Screen BTMM for that day opposite the caption “OPEN” (or on such other substitute Bloomberg Screen that displays such rate), or as set forth on such other recognized electronic source used for the purpose of displaying such rate as selected by the Lender (an “Alternate Source”) (or if such rate for such day does not appear on the Bloomberg Screen BTMM (or any substitute screen) or on any Alternate Source, or if there shall at any time, for any reason, no longer exist a Bloomberg

Screen BTMM (or any substitute screen) or any Alternate Source, a comparable replacement rate determined by the Lender at such time (which determination shall be conclusive absent manifest error); provided however, that if such day is not a Business Day, the Federal Funds Open Rate for such day shall be the “open” rate on the immediately preceding Business Day. The rate of interest charged shall be adjusted as of each Business Day based on changes in the Federal Funds Open Rate without notice to the Borrower.

“Financing Statements” shall mean the financing statements, which the Lender may from time to time require in order to perfect its security interest in the collateral described in the Collateral Documents and this Agreement pursuant to the applicable Uniform Commercial Code.

“First Extension Period” shall mean the first twelve (12) month Extension Period as set forth in Section 2.4 [Extension Options] hereof.

“GAAP” shall mean generally accepted accounting principles consistently applied.

“Governmental Approvals” shall mean all consents, licenses, permits and all other authorizations or approvals required by Official Bodies with respect to the use and occupancy of the Improvements.

“Guarantor” shall mean Wells Core Office Income Operating Partnership, L.P., a Delaware limited partnership.

“Impositions” shall mean all (i) real estate and personal property taxes and other taxes and assessments, water and sewer rates and charges and all other governmental charges and any interest or costs or penalties with respect thereto and charges for any easement or agreement maintained for the benefit of the Land and Improvements, general and special, ordinary and extraordinary, foreseen and unforeseen, of any kind and nature whatsoever which at any time may be assessed, levied or imposed upon the Land or the Improvements, or the rent or income received therefrom, or any use or occupancy thereof, and (ii) other taxes, assessments, fees and governmental charges levied, imposed or assessed upon or against the Borrower or any of its properties.

“Improvements” shall mean that certain 182,875 rentable square foot office building located on the Land known as the “Jackson National Life Building” together with approximately 718 parking spaces and all other improvements on the Land.

“Indebtedness” shall mean, as to any Person at any time, any and all indebtedness, obligations or liabilities (whether matured or unmatured, liquidated or unliquidated, direct or indirect, absolute or contingent, or joint or several) of such Person for or in respect of: (i) borrowed money, (ii) amounts raised under or liabilities in respect of any note purchase or acceptance credit facility, (iii) reimbursement obligations under any letter of credit, currency swap agreement, interest rate swap, cap, collar or floor agreement or other interest rate management device, (iv) any other transaction (including without limitation forward sale or purchase agreements, capitalized leases and conditional sales agreements) having the commercial effect of a borrowing of money entered into by such Person to finance its operations or capital requirements (but not including trade payables and accrued expenses incurred in the ordinary course of business which are not represented by a promissory note or other evidence of indebtedness and which are not more than thirty (30) days past due), or (v) any guaranty of indebtedness for borrowed money.

“Initial Equity Contribution” shall mean the Borrower’s contribution of $16,600,000 of cash equity toward the total costs of the acquisition of the Project which shall be made on or prior to the Closing Date.

“Inspecting Architect” shall mean IVI Assessment Services, Inc., or such other Person or entity as the Lender may designate from time to time to inspect the Improvements and to perform other related services with respect thereto on behalf of the Lender.

“Insolvency Proceedings” shall mean an action or proceeding seeking any reorganization, arrangement, composition, readjustment, liquidation or other similar relief under the U.S. Bankruptcy Code or any present or future statute, law or regulation, or any proceedings for voluntary liquidation, dissolution or other winding up, or the appointment of any trustee, receiver, liquidator or conservator or similar official (whether in a proceeding or otherwise), or any assignment for the benefit of creditors or any marshaling of assets.

“Interest Expense” for any period of determination shall mean total interest expense, whether paid, accrued or capitalized (including the interest component of capitalized leases), of the Borrower, as applicable, for such period, determined and consolidated in accordance with GAAP.

“Interest Payment Date” shall mean each date specified for the payment of interest in Section 3.8 [Interest Payment Dates] hereof.

“Interest Rate Hedge” shall mean an interest rate exchange, collar, cap, swap, adjustable strike cap, adjustable strike corridor or similar agreements entered into by the Borrower (together with any schedules, confirmations and other documents exchanged between the parties relating thereto) in order to provide protection to, or minimize the impact upon, the Borrower of increasing floating rates of interest applicable to Indebtedness.

“Interest Rate Option” shall have the meaning assigned to such term in Section 3.1 hereof.

“Internal Revenue Code” shall mean the Internal Revenue Code of 1986, as the same may be amended or supplemented from time to time, and any successor statute of similar import, and the rules and regulations thereunder, as from time to time in effect.

“JNL” shall mean Jackson National Life Insurance Company, a Michigan corporation.

“JNL Lease” shall mean that certain Office Lease dated as of June 23, 2006 by and between JNL as tenant and LBA Realty Fund II - Company IV as original landlord thereunder (“Original Landlord”), as amended by a Notice of Lease Term Dates dated August 3, 2010, and a

First Amendment to Office Lease dated as of November 16, 2010, and a Letter Agreement dated January 18, 2011, a Waiver dated March 16, 2011 and a Second Amendment to office lease dated April 30, 2011, and as assigned to Borrower by Original Landlord pursuant to that certain [Assignment of Lease, dated the date hereof], together with all schedules, exhibits and attachments thereto, as the same may be amended, replaced or supplemented from time to time with the prior written consent of the Lender.

“Land” shall mean the real property owned in fee simple by Borrower and identified on Exhibit A attached to the Deed of Trust upon which the Improvements are located, together with all rights, title and interests of the Borrower in and to all easements, rights and privileges benefiting the Land.

“Law” shall mean any law (including common law), constitution, statute, treaty, regulation, rule, ordinance, opinion, release, ruling, order, injunction, writ, decree or award of any Official Body.

“Lease Assignment” shall mean that certain Assignment of Leases and Rents of even date herewith from the Borrower to the Lender, as the same may be amended, replaced or supplemented from time to time in writing by the parties thereto with the prior written consent of the Lender.

“Leases” shall mean any and all leases, subleases, license agreements or similar agreements relating to possession of, or the right to use any portion of, the Project.

“Lender” shall mean PNC Bank, National Association, its successors and assigns.

“LIBOR” shall mean with respect to any amount to which the LIBOR Option applies for the applicable LIBOR Interest Period, the interest rate per annum determined by the Lender by dividing (i) the rate which appears on the Bloomberg Page BBAM1 (or on such other substitute Bloomberg page that displays rates at which US dollar deposits are offered by leading banks in the London interbank deposit market), or the rate which is quoted by another source selected by the Lender which has been approved by the British Bankers’ Association as an authorized information vendor for the purpose of displaying rates at which US dollar deposits are offered by leading banks in the London interbank deposit market (an “Alternate Source”), at approximately 11:00 a.m., London time, two (2) Business Days prior to the commencement of such LIBOR Interest Period as the London interbank offered rate for U.S. Dollars for an amount having a borrowing date and a maturity comparable to such LIBOR Interest Period (or if there shall at any time, for any reason, no longer exist a Bloomberg Page BBAM1 (or any substitute page) or any Alternate Source, a comparable replacement rate determined by the Lender at such time (which determination shall be conclusive absent manifest error)), by (ii) a number equal to 1.00 minus the LIBOR Reserve Percentage. LIBOR may also be expressed by the following formula:

LIBOR         =        London interbank offered rate quoted by Bloomberg

                                or appropriate successor as shown on Bloomberg Page BBAM1

                                       1.00 - LIBOR Reserve Percentage

LIBOR shall be adjusted with respect to any portion of the Loan comprising any Borrowing Tranche for any LIBOR Interest Period to which the LIBOR Option applies that is outstanding on the effective date of any change in the LIBOR Reserve Percentage as of such effective date. The Lender shall give prompt notice to the Borrower of LIBOR as determined or adjusted in accordance herewith, which determination shall be conclusive absent manifest error.

“LIBOR Interest Period” shall mean the period of time selected by the Borrower in connection with (and to apply to) any election permitted hereunder by the Borrower to have the Loan bear interest at the LIBOR Option. Subject to the last sentence of this definition, such period shall be one (1), two (2), three (3), or six (6) Months (or such other period as the Lender in its discretion may allow Borrower to elect if available). Such LIBOR Interest Period shall commence on (x) the date of disbursement of an advance of the Loan or (y) the date of renewal of or conversion to the LIBOR Option if the Borrower is renewing or converting to the LIBOR Option applicable to outstanding advances of the Loan. Notwithstanding the second sentence hereof: (A) any LIBOR Interest Period which would otherwise end on a date which is not a Business Day shall be extended to the immediately succeeding Business Day unless such Business Day falls in the next calendar month, in which case such LIBOR Interest Period shall end on the next preceding Business Day, and (B) the Borrower shall not select, convert to or renew a LIBOR Interest Period for any portion of the Loan that would end after the Expiration Date.

“LIBOR Option” shall have the meaning assigned to such term in Section 3.1 (b) hereof.

“LIBOR Reserve Percentage” shall mean as of any day the maximum percentage in effect on such day as prescribed by the Board of Governors of the Federal Reserve System (or any successor) for determining the reserve requirements (including, without limitation, supplemental, marginal and emergency reserve requirements) with respect to eurocurrency funding (currently referred to as “Eurocurrency Liabilities”). Lender shall notify Borrower of any changes in the LIBOR Reserve Percentage that affect the LIBOR Option.

“Lien” shall mean any mortgage, deed of trust, pledge, lien, security interest, charge or other encumbrance or security arrangement of any nature whatsoever, whether voluntarily or involuntarily given, including any conditional sale or title retention arrangement, and any assignment, deposit arrangement or lease intended as, or having the effect of, security and any filed financing statement or other notice of any of the foregoing (whether or not a lien or other encumbrance is created or exists at the time of the filing).

“Loan” shall mean the term Loan to be made by the Lender to the Borrower pursuant to this Agreement in the maximum principal amount of $24,900,000.

“Loan Documents” shall mean this Agreement, the Note, the Non-Recourse Carveout Guaranty, the Collateral Documents, the Environmental Indemnity Agreement, any PNC-Provided Interest Rate Hedge and all other documents, instruments, certificates and agreements executed in connection with the Loan, as the same may be amended, replaced or supplemented from time to time. “Loan Document” shall mean any of the Loan Documents.

“Mandatory Principal Payments” shall have the meaning ascribed thereto in Section 3.10 [Mandatory Principal Payments] hereof.

“Material Adverse Change” shall mean any set of circumstances or events which (a) has any material adverse effect whatsoever upon the validity or enforceability of this Agreement or any other Loan Document, (b) is material and adverse to the business, properties, assets, financial condition, results of operations of the Borrower, (c) impairs materially the ability of the Borrower to duly and punctually pay or perform its Indebtedness, or (d) impairs materially the ability of the Lender to enforce its legal remedies pursuant to this Agreement or any other Loan Document.

“Month,” with respect to an LIBOR Interest Period, shall mean the interval between the days in consecutive calendar months numerically corresponding to the first (1st) day of such LIBOR Interest Period.

“Net Operating Income” with respect to the Project will be calculated on an annualized basis based on the operating history for the twelve (12) month period immediately prior to the date of determination and shall include the sum of the following (without duplication): (a) minimum base rent and other revenues received from the JNL Lease in the ordinary course from operating the Project, but excluding (i) pre paid rents and revenues, and security deposits except to the extent applied in satisfaction of JNL’s obligations for rent, (ii) rents received from JNL in the event that JNL is the subject of Insolvency Proceedings, except to the extent that the JNL Lease has been affirmed in such proceedings, (iii) rents received from JNL if JNL is in default under the JNL Lease beyond any applicable grace or cure period, minus (b) all unreimbursed expenses paid or accrued related to the ownership, operation or maintenance of the Project, including but not limited to taxes, assessments and other similar charges, insurance, utilities, payroll costs, maintenance, repair and landscaping expenses, on site marketing expenses and management fees minus (c) the Reserves for Capital Expenditures with respect to the Project for such period, minus (d) the greater of the actual management fee or three percent (3%) of the gross rental income.

“Non-Recourse Carveout Guaranty” shall mean that certain Agreement of Guaranty and Suretyship, of even date herewith, given by the Guarantor to the Lender, as the same may be amended, replaced or supplemented from time to time with the prior written consent of the Lender.

“Note” shall mean that certain Deed of Trust Note, of even date herewith, given by the Borrower to the Lender in the principal face amount of the Loan, as the same may be amended, renewed, replaced or supplemented from time to time with the prior written consent of the Lender.

“Obligation” shall mean any and all obligations and liabilities of Borrower or Guarantor to the Lender, howsoever created, arising or evidenced, whether direct or indirect, absolute or contingent, secured or unsecured, whether as guarantor or surety, and now or hereafter existing, or due or to become due, under or in connection with this Agreement, the Note or any other Loan Document, to the extent they are a party thereto, including without limitation any post-petition interest and/or advances. Obligations shall include the liabilities to the Lender under any PNC-Provided Interest Rate Hedge, but shall not include the liabilities to other Persons under any other Interest Rate Hedge.

“Official Body” shall mean any national, federal, state, local or other government or political subdivision or any agency, authority, board, bureau, central bank, commission, department or instrumentality of either, or any court, tribunal, grand jury or arbitrator, in each case whether foreign or domestic having jurisdiction over Borrower, Guarantor or the Project.

“Operating Agreement” shall mean that certain Limited Liability Company Agreement of Borrower dated as of May 20, 2011, together with all exhibits and schedules attached hereto, as the same may be amended, modified or supplemented from time to time in accordance with the provisions hereof.

“Organizational Documents” shall mean (a) with respect to a corporation, the articles of incorporation or certificate of incorporation and the bylaws of such corporation, (b) with respect to a partnership, the partnership agreement and the certificate of limited partnership of such limited partnership, and (c) with respect to a limited liability company, the operating agreement and certificate of formation of such limited liability company, all as the same may be modified or amended from time to time.

“Parking REA” shall mean that certain Parking Easement Agreement dated effective as of June      , 2011 by and between LBA REALTY FUND II-COMPANY VII, LLC, a Delaware limited liability company and Borrower and recorded on June      , 2011 in the Office of the Clerk and Recorder of Denver County, Colorado at Reception No.                                .

“Permitted Encumbrances” shall mean:

(a)        the Liens, assignments and security interests in favor of Lender pursuant hereto and to the Collateral Documents;

(b)        the JNL Lease

(c)        the Parking REA

(d)        the Declaration;

(e)        easements, restrictions, encumbrances and other matters described in and permitted to exist under the terms of the Deed of Trust, including Exhibit B attached thereto;

(f)        such other matters as may be expressly consented to in writing by the Lender.

“Person” shall mean any individual, corporation, partnership, association, joint-stock company, trust, unincorporated organization, joint venture, government or political subdivision or agency thereof, or any other entity.

“PNC-Provided Interest Rate Hedge” shall mean an Interest Rate Hedge which is provided by Lender to the Borrower and which meets the following requirements: such PNC-Provided Interest Rate Hedge (i) is documented in a standard International Swap Dealer Association Agreement, (ii) provides for the method of calculating the reimbursable amount of the provider’s credit exposure in a reasonable and customary manner, and (iii) is entered into for hedging (rather than speculative) purposes. If Borrower elects to obtain a PNC-Provided Interest Rate Hedge, the liabilities of the Borrower to Lender thereunder, (the “Hedge Liabilities”) shall be “Obligations” hereunder, and secured obligations under the Deed of Trust and other Collateral Documents and otherwise treated as Obligations for purposes of each of the other Loan Documents. The Liens securing the Hedge Liabilities shall be pari passu with the Liens securing all other Obligations under this Agreement and the other Loan Documents.

“Potential Default” shall mean an event or condition, which, with the passage of time, the giving of notice, or both, would constitute an Event of Default.

“Post-Closing Items” shall have the meaning assigned and ascribed to such term in Section 4.26 [Post-Closing Items] hereof.

“Principal Office” shall mean the main banking office of the Lender in Pittsburgh, Pennsylvania.

“Project” shall mean the Land and Improvements.

“Property Manager” shall mean Wells Management Company, Inc. or such other property manager as may be approved by the Lender in writing prior to the Borrower’s engagement of such other property manager.

“Published Rate” shall mean the rate of interest published each Business Day in The Wall Street Journal “Money Rates” listing under the caption “London Interbank Offered Rates” for a one month period (or, if no such rate is published therein for any reason, then the Published Rate shall be the eurodollar rate for a one month period as published in another publication selected by the Lender).

“Regulated Substances” shall mean, without limitation, any substance, material or waste, regardless of its form or nature, the presence, use, management, generation, manufacture, processing, extraction, refining, treatment, recycling, reclamation, labeling, transport, collection, distribution, storage, disposal, management or release or threat of release of which is regulated by Environmental Laws.

“Regulation U” shall mean Regulation U, T or X as promulgated by the Board of Governors of the Federal Reserve System, as amended from time to time.

“Release” shall mean Federal Reserve Statistical Release H.15(519), titled “Selected Interest Rates”.

“Required Environmental Notices” shall mean all notices, reports, forms or other filings which pursuant to Environmental Laws, Required Environmental Permits or at the request or direction of an Official Body pursuant thereto must be submitted to an Official Body with respect to the environmental condition of the Land, Improvements or Contamination.

“Required Environmental Permits” shall mean all consents, licenses, permits, bonds, approvals, programs and all other authorizations required by Official Bodies pursuant to Environmental Laws or required under, obtained or to be obtained pursuant to Environmental Laws with respect to the construction, completion, use, maintenance, operation or occupancy of the Improvements or the Land or any Contamination present thereon.

“Reserves for Capital Expenditures” shall mean for any period with respect to the Project at the end of such period, an amount equal to (a) the aggregate leasable square footage of all space in the Improvements times (b) $0.10.

“Second Extension Period” shall mean the second twelve (12) month Extension Period as set forth in Section 2.4 [Extension Options] hereof.

“Solvent” shall mean, with respect to any Person on a particular date, that on such date (i) the fair value of the property of such Person is greater than the total amount of liabilities, including, without limitation, contingent liabilities, of such Person, (ii) the present fair market value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (iii) such Person is able to realize upon its assets and pay its debts and other liabilities, contingent obligations and other commitments as they mature in the normal course of business, and (iv) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay such debts and liabilities as they mature.

“Title Insurance Policy” shall mean an ALTA lender’s policy of title insurance (ALTA Loan Title Insurance Policy 6/17/06), or such other form to be designated by Lender, issued by a title insurance company approved by Lender, insuring the first priority of the Lien of the Deed of Trust in the principal sum secured thereby, as a first lien upon the Borrower’s fee simple interest in the Land and Improvements, and all appurtenances thereto (including such easements and appurtenances as may be required by Lender) and which shall provide coverage against mechanics’ lien claims for all disbursements of the Loan, subject only to such exceptions as may be approved in writing by Lender, with endorsements thereto as to such matters as Lender may designate, including, without limitation, an ALTA Form 9 endorsement, or other comprehensive endorsement, and endorsements with respect to contiguity, access, encroachments, lack of reversionary interests, compliance with subdivision ordinances and subordinate matters and other special endorsements and affirmative coverages as Agent may require; an endorsement insuring contiguity of the Land with all easements and public roads, and together with such reinsurance and direct access agreements as Lender, in its discretion, shall require; all in form and substance satisfactory to the Lender.

“Toxic Mold” shall mean those biological agents, such as mold or fungi that can or are known to produce mycotoxins or other bioaerosols such as antigens, bacteria, amoebae and microbial volatile organic compounds.

“Treasury Rate” shall mean the “weekly average yield” on United States Treasury Securities adjusted to a constant maturity of ten (10) years, as published in the Federal Reserve Statistical Release (“Release”) seven (7) Business Days prior to the date of determination, provided that, if the Release is no longer published, a reasonable equivalent substitute therefor as may be selected by the Lender in its discretion shall be utilized, and further provided that if the Release is not published seven (7) Business Days prior to the date of determination, then the Release as published on the most recent date prior thereto shall be utilized

“Uniform Commercial Code” mean the Uniform Commercial Code as in effect in each applicable jurisdiction.

“USA Patriot Act” shall mean the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Public Law 107-56, as the same has been, or shall hereafter be, renewed, extended, amended or replaced.

1.2     Construction/Interpretation.

Unless the context of this Agreement otherwise clearly requires, the following rules of construction shall apply to this Agreement and each of the other Loan Documents:

(a)        Number; Inclusion.

References to the plural include the singular, the plural, the part and the whole; “or” has the inclusive meaning represented by the phrase “and/or”; and “including” has the meaning represented by the phrase “including, without limitation,”;

(b)        Determination.

References to “determination” of or by the Lender shall be deemed to include good-faith estimates by the Lender (in the case of quantitative determinations), and good-faith beliefs by the Lender (in the case of qualitative determinations), and such determination shall be conclusive absent manifest error;

(c)        Lender’s Discretion and Consent.

Whenever the Lender is granted the right herein to act in its sole discretion or to grant or withhold consent, such right shall be exercised in good faith utilizing generally accepted commercial practices for projects in scope, character and location similar to the Project;

(d)        Documents Taken as a Whole.

The words “hereof,” “herein,” “hereunder,” “hereto” and similar terms in this Agreement or any other Loan Document refer to this Agreement or such other Loan Document as a whole and not to any particular provision of this Agreement or such other Loan Document;

(e)       Headings.

The section and other headings contained in this Agreement or such other Loan Document and the table of contents (if any) preceding this Agreement or such other Loan Document are for reference purposes only and shall not control or affect the construction of this Agreement or such other Loan Document or the interpretation thereof in any respect;

(f)       Implied References to This Agreement.

Article, section, subsection, clause, schedule and exhibit references shall refer to this Agreement, unless otherwise stated. The above recitals are hereby made a part of this Agreement.

(g)       Persons.

Reference to any Person includes such Person’s successors and assigns but, if applicable, only if such successors and assigns are permitted by this Agreement or such other Loan Document, as the case may be, and reference to a Person in a particular capacity excludes such Person in any other capacity;

(h)       Modifications to Documents.

Reference to any agreement (including this Agreement and any other Loan Document together with the schedules and exhibits hereto or thereto), document or instrument means such agreement, document or instrument as amended, modified, replaced, substituted for, superseded or restated;

(i)       From, To and Through.

Relative to the determination of any period of time, “from” means “from and including,” “to” means “to but excluding,” and “through” means “through and including”; and

(j)       Shall; Will.

References to “shall” and “will” are intended to have the same meaning.

1.3     Accounting Principles.

Except as otherwise provided in this Agreement, all computations and determinations as to accounting or financial matters and all financial statements to be delivered pursuant to this Agreement shall be made and prepared in accordance with GAAP (including principles of consolidation where appropriate), and all accounting or financial terms shall have the meanings ascribed to such terms by GAAP.

2.     AGREEMENT TO BORROW AND LEND

2.1     Agreement to Borrow and Lend.

Subject to the terms, provisions and conditions contained in this Agreement and in reliance upon the representations and warranties set forth herein, the Lender agrees to lend to the Borrower the Loan on the terms and conditions hereinafter set forth.

2.2     The Note.

The Loan is and shall be evidenced by the Note, and the Loan shall bear interest calculated and payable as provided in Article 3 below. The Borrower shall pay the outstanding principal of the Loan and all unpaid interest accrued on the Loan and all other sums then owing under the Loan Documents in full on the Expiration Date or upon acceleration of the Note. The unpaid amounts of the Loan, as set forth on the books and records of the Lender or other holder of the Note maintained in the ordinary course of business shall be presumptive evidence of the principal amount thereof owing and unpaid, absent manifest error, but the failure to record any such amount on the books and records shall not limit or affect the obligations of the Borrower hereunder or under the Note to make payments of principal and interest on the Loan when due. In the event of any principal payments made by Borrower hereunder or under the Note, the Borrower shall have no ability to reborrow any principal so repaid.

2.3     Term.

The term of the Loan shall commence on the Closing Date and shall terminate on the Expiration Date.

2.4     Extension Options

Borrower shall have the option to extend the Expiration Date two (2) time(s) in accordance with and subject to the terms and conditions of this Section 2.4 (each such option, an “Extension Option”). If the Conditions for Extension are satisfied on the date of exercise by Borrower of an Extension Option and remain satisfied immediately prior to the commencement of the applicable Extension Period (except that with respect to the Second Extension Period the Extension LTV Test will not be a Condition for Extension), the Borrower shall have the right to extend the Expiration Date to the last day of the First Extension Period or the Second Extension Period, as applicable. The above-described periods for extension of the Expiration Date are each herein called an “Extension Period”. Borrower shall provide the Lender with written notice of its election to extend the Expiration Date in the form attached hereto as Exhibit 2.4, together with payment of the applicable Extension Fee in good funds, not later than sixty (60) days and not sooner than one hundred twenty (120) days prior to the then applicable Expiration Date.

3.     LOAN INTEREST RATES, PAYMENTS AND FEES

3.1     Interest Rate Options.

The Borrower shall pay interest in respect of the outstanding unpaid principal amount of the Loan at Borrower’s option, at the Base Rate Option or the LIBOR Option as set forth below, it being understood that, subject to the provisions of this Agreement, the Borrower may select different LIBOR Interest Periods to apply simultaneously to the Loan comprising different Borrowing Tranches provided that there shall not be at any one time outstanding more than three (3) Borrowing Tranches in the aggregate, including any Borrowing Tranches allocated to the Base Rate. The Lender’s determination of a rate of interest and any change therein shall in the absence of a manifest error be conclusive and binding upon all parties hereto. If at any time the designated rate applicable to the Loan made by the Lender exceeds the Lender’s highest lawful rate, the rate of interest on the Loan shall be limited to the Lender’s highest lawful rate. The Borrower shall have the right to select from the following Interest Rate Options (each, an “Interest Rate Option”):

(a)       Base-Rate Option: A fluctuating rate per annum (computed on the basis of a year of three hundred sixty (360) days, as the case may be, and actual days elapsed) equal to the sum of the Base-Rate plus one percent (1.00%), such interest rate to change automatically without notice to the Borrower from time to time effective as of the effective date of each change in the Base-Rate (or any component thereof)(the “Base-Rate Option”); or

(b)       LIBOR Option: A rate per annum fixed for the applicable LIBOR Interest Period (computed on the basis of a year of three hundred sixty (360) days and actual days elapsed) equal to the LIBOR plus 2.00 percent (2.00%) (the “LIBOR Option”).

3.2     Loan Requests/LIBOR Interest Periods.

Except as otherwise provided herein, the Borrower may, on any Borrowing Date, request the Lender to renew the LIBOR Option applicable to any portion of the Loan, by the delivery to the Lender, not later than 2:00 p.m., Pittsburgh, Pennsylvania time, three (3) Business Days prior to the proposed Borrowing Date with respect to the advances of a portion of the Loan to which the LIBOR Option shall apply or the renewal of the LIBOR Option for any advance of the Loan, of a duly completed request therefor substantially in the form of Exhibit A hereto (each, an “Interest Rate Request. Borrower may, prior to any such Interest Rate Request, request the Lender to provide an interest rate quote as of the time such request is made; provided, however, that such quote shall be subject to change if LIBOR has changed at the time Borrower makes its Interest Rate Request. Each Interest Rate Request shall be irrevocable and shall specify (i) the proposed Borrowing Date; (ii) the aggregate amount of the proposed portion of the Loan comprising the Borrowing Tranche, and (iii) an appropriate LIBOR Interest Period for the proposed portion of the Loan comprising the Borrowing Tranche, provided that:

(a)       any LIBOR Interest Period which would otherwise end on a date which is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in the next calendar month, in which case such LIBOR Interest Period shall end on the immediately preceding Business Day;

(b)       any LIBOR Interest Period which begins on the last day of a calendar month for which there is no numerically corresponding day in the subsequent calendar month during which such LIBOR Interest Period is to end shall end on the last Business Day of such subsequent month;

(c)       the Borrower shall not select or renew an LIBOR Interest Period that would end after the Expiration Date; and

(d)       in the case of the renewal of an LIBOR Option at the end of an LIBOR Interest Period, the first day of the LIBOR Interest Period shall be the last day of the preceding LIBOR Interest Period, without duplication in payment of interest for such day.

3.3     Default Interest and Late Payment Charge.

To the extent permitted by Law, upon the occurrence and during the continuation of any Event of Default, the Borrower shall pay interest on the entire principal amount then outstanding and all other sums due under the Loan, regardless of the interest rate otherwise applicable thereto, at a rate per annum equal to the Default Rate. The Default Rate shall accrue before and after any judgment has been entered. In addition, the Borrower shall pay upon demand by the Lender a late payment charge equal to five percent (5%) of the amount of any payment due under the Loan, other than the final payment due on the Expiration Date, which is not received by the Lender within ten (10) days after the date such payment is due. The Borrower acknowledges that the increased interest rate and the late payment charge provided for herein reflect, among other things, the fact that the Loan has become a substantially greater risk given its default status and that the Lender is entitled to additional compensation for such risk.

3.4     LIBOR Unascertainable.

(a)       If, on any date on which a LIBOR would otherwise be determined, the Lender shall have determined (which determination shall be conclusive absent manifest error) that:

(i)   adequate and reasonable means do not exist for ascertaining such LIBOR; or

(ii)  an event or condition has occurred which materially and adversely affects the London interbank eurodollar market or the applicable U.S. eurodollar markets; or

(iii) the making, maintenance or funding of any portion of the Loan to which a LIBOR Option applies has been made impracticable or unlawful by compliance by the Lender in good faith with any Law or any interpretation or application thereof by any Official Body or with any request or directive of any such Official Body (whether or not having the force of Law); or

(iv) such LIBOR will not adequately and fairly reflect the cost to the Lender of the establishment or maintenance of any portion of the Loan to which a LIBOR Option applies; or

(v)  after making all reasonable efforts, deposits of the relevant amount in U.S. dollars for the relevant LIBOR Interest Period for any portion of the Loan to which a LIBOR Option applies are not available to the Lender in the London interbank market or the applicable U.S. eurodollar markets, then, in the case of any event specified above, the Lender shall promptly so notify the Borrower thereof. Upon such date as shall be specified in any such notice (which shall not be earlier than the date such notice is given), the obligation of the Lender to allow the Borrower to select, continue, or renew a LIBOR Option shall be suspended until the Lender shall have later notified the Borrower of the Lender’s determination (which determination shall be conclusive absent manifest error) that the circumstances giving rise to such previous determination no longer exist. Upon any such suspension, interest on the Loan shall be payable at the Base Rate.

3.5     Selection of Interest Rate Options.

If the Borrower fails to select a new LIBOR Interest Period to apply to any Borrowing Tranche under the LIBOR Option at the expiration of an existing LIBOR Interest Period in accordance with the provisions of Section 3.2 [Loan Requests/LIBOR Interest Periods] hereof, the Borrower shall be deemed to have renewed the then existing LIBOR Interest Period applicable to each such Borrowing Tranche, provided that in no event shall any LIBOR Interest Period extend beyond the Expiration Date. If an Event of Default shall have occurred and be continuing, the Lender may in its discretion prohibit the Borrower from thereafter selecting the LIBOR Option.

3.6     Payments.

All payments and prepayments to be made in respect of principal, interest or other amounts due from the Borrower to the Lender hereunder shall be payable prior to 2:00 p.m., Pittsburgh, Pennsylvania time, on the date when due without presentment, demand, protest or notice of any kind, all of which are hereby expressly waived by the Borrower, and without setoff, counterclaim or other deduction of any nature, and an action therefor shall immediately accrue. All payments shall be made to the Lender at the Principal Office in U.S. Dollars and in immediately available funds. The Lender’s statement of account, ledger or other relevant record shall, in the absence of manifest error, be conclusive as the statement of the amount of principal of and interest on the Loan and other amounts owing under this Agreement and shall be deemed an “account stated.”

3.7     [Intentionally Omitted].

3.8     Interest Payment Dates.

Interest on the Loan shall be due and payable in arrears on the first Business Day of each month after the date hereof and on the Expiration Date or upon acceleration of the Notes.

3.9     Optional Prepayments.

(a)       The Borrower shall have the right at its option from time to time to prepay the Loan in whole or part on the dates set forth below without premium or penalty (except as provided below or in subsection 3.12(b) hereof):

(i)   on the last day of the applicable LIBOR Interest Period;

(ii)  on the date specified in a notice by the Lender pursuant to subsection 3.4; or

(iii) on any other Business Day, provided, if the portion of the Loan being prepaid is subject to a LIBOR Option, such prepayment is accompanied by an amount sufficient to compensate the Lender pursuant to subsection 3.12(b).

Whenever the Borrower desires to prepay any part of the Loan, it shall provide a prepayment notice to the Lender at least three (3) Business Days prior to the date of prepayment setting forth the date, which shall be a Business Day, on which the proposed prepayment is to be made, and the total principal amount of such prepayment, provided however that such notice shall be revocable by Borrower up to one Business Day prior to the prepayment date.

(b)       The Lender agrees that upon the occurrence of any event giving rise to increased costs or other special payments under Section 3.4 or 3.12(a), it will, if requested by the Borrower, use reasonable efforts (subject to overall policy considerations of the Lender) to designate another lending office for any portion of the Loan affected by such event, provided that such designation is made on such terms that the Lender and its lending office suffer no economic, legal or regulatory disadvantage, with the object of avoiding the consequence of the event giving rise to the operation of such Section. Nothing is this subsection 3.9(b) shall affect or postpone any of the obligations of the Borrower or the rights of the Lender provided in this Agreement.

3.10   Mandatory Principal Payments

(a)       Beginning on the first (1st) Business Day of the first (1st) full calendar month of the First Extension Period and continuing on the first day of each calendar month thereafter for the remainder of the term of the Loan including the Second Extension Period, if applicable, Borrower shall make monthly payments of principal plus interest on the outstanding principal balance of the Loan (the “Mandatory Principal Payments”). The amount of the monthly principal payment due will be based upon the principal amounts payable pursuant to a twenty-five (25) year mortgage style amortization schedule of the maximum principal amount of the Loan, assuming an interest rate per annum equal to six and three-quarters percent (6.75%) per annum, which schedule shall be prepared by Lender, as determined on the date which is thirty (30) days prior to the commencement of the First Extension Period.

(b)       To the extent that any Mandatory Principal Payment shall exceed the portion of the Loan subject to the Base Rate Option, the Borrower shall also pay to the Lender any amounts due under Section 3.12 (b) [Indemnity] hereof.

(c)       Notwithstanding anything herein to the contrary, each of the Mandatory Principal Payments to be made pursuant to this Section 3.10 shall not be subject to reborrowing. For the avoidance of doubt, the failure by Borrower to make any of the Mandatory Principal Payments in accordance with the terms hereof within five (5) days after the due date thereof shall constitute an Event of Default without the necessity of notice, lapse of time or both.

(d)       If not sooner paid, all amounts due and owing under this Agreement, the Note or any other Loan Document shall be due and payable in full on the Expiration Date.

3.11   Application Among Interest Rate Options.

All payments permitted or required pursuant to Section 3.9 or Section 3.10 shall be applied to the principal amount of the Loan subject to a LIBOR Option to be applied to such Borrowing Tranches as designated by the Borrower. In accordance with subsection 3.12(b), the Borrower shall indemnify the Lender for any loss or expense, including loss of margin, incurred with respect to any such prepayments applied against any portion of the Loan subject to a LIBOR Option on any day other than the last day of the applicable LIBOR Interest Period.

3.12   Additional Compensation in Certain Circumstances.

(a)       Increased Costs or Reduced Return Resulting From Taxes, Reserves, Capital Adequacy Requirements, Expenses, Etc. If any Change in Law:

(i)   subjects the Lender to any tax or changes the basis of taxation with respect to this Agreement, the Note, the Loan or payments by the Borrower of principal, interest or other amounts due from the Borrower hereunder or under the Note (except for taxes on the overall net income of the Lender),

(ii)  imposes, modifies or determines to be applicable any reserve, special deposit or similar requirement against credits or commitments to extend credit extended by, or assets (funded or contingent) of, deposits with or for the account of, or other acquisition of funds by, the Lender, or

(iii) imposes, modifies or determines to be applicable any capital adequacy or similar requirement (A) against assets (funded or contingent) of, or credits or commitments to extend credit extended by, the Lender, or (B) otherwise applicable to the obligations of the Lender under this Agreement, and the result of any of the foregoing is to increase the cost to, reduce the income receivable by, or impose any expense (including loss of margin) upon the Lender with respect to this Agreement, the Note or the making, maintenance or funding of any part of the Loan (or, in the case of any capital adequacy or similar requirement, to have the effect of reducing the rate of return on the Lender’s capital, taking into consideration the Lender’s customary policies with respect to capital adequacy) by an amount which the Lender in its reasonable discretion deems to be material, the Lender may from time to time notify the Borrower of the amount determined in good faith (using any averaging and attribution methods employed in good faith) by the Lender

(which determination shall be conclusive absent manifest error) to be necessary to compensate the Lender for such increase in cost, reduction of income or additional expense. Such notice shall set forth in reasonable detail the basis for such determination. Such amount shall be due and payable by the Borrower to the Lender within thirty (30) days after such notice is given.

(b)       Indemnity. In addition to the compensation required by subsection (a) of this Section 3.12, the Borrower shall indemnify the Lender against any loss or expense (including loss of margin, any loss incurred in liquidating or employing deposits from third parties and any loss or expense incurred in connection with funds acquired by the Lender to fund or maintain a portion of the Loan subject to the LIBOR Option) which the Lender sustains or incurs as a consequence of any:

(i)   payment, prepayment, or renewal of any portion of the Loan to which the LIBOR Option applies on a day other than the last day of an LIBOR Interest Period (whether or not such payment or prepayment is mandatory or automatic and whether or not such payment or prepayment is then due), or

(ii)  revocation by the Borrower (expressly, by later inconsistent notices or otherwise) in whole or part any notice relating to the selection of the LIBOR Option under Section 3.2 or prepayments under Section 3.9, or

(iii) default by the Borrower in the performance or observance of any covenant or condition contained in this Agreement or any other Loan Document, including any failure of the Borrower to pay when due (by acceleration or otherwise) any principal, interest, Closing Fee or any other amount due hereunder.

If the Lender actually incurs any such loss or expense, it shall from time to time notify the Borrower of the amount determined in good faith by the Lender (which determination shall be conclusive absent manifest error and may include such allocations of costs and expenses and averaging or attribution methods as the Lender shall deem reasonable) to be necessary to indemnify the Lender for such loss or expense. Such notice shall set forth in reasonable detail the basis for such determination. Such amount shall be due and payable by the Borrower to the Lender fifteen (15) Business Days after such notice is given.

3.13   Closing Fee.

The Borrower agrees to pay to the Lender, as consideration for the Loan, the Closing Fee. The Closing Fee shall be paid on or before the Closing Date.

4.     AFFIRMATIVE COVENANTS

The Borrower hereby covenants and agrees that, from the date hereof and until the Obligations have been indefeasibly paid in full and all other obligations hereunder shall have been performed and discharged, the Borrower shall comply at all times with the following affirmative covenants:

4.1     Preservation of Existence, Etc.

Borrower shall maintain its limited liability company existence and its license or qualification and good standing in each jurisdiction in which its ownership or lease of property or the nature of its business makes such licensing or qualification necessary.

4.2     Payment of Liabilities, Including Impositions.

Borrower shall duly pay and discharge all liabilities to which it is subject or which are asserted against it, including Impositions, prior to the date when any fine, late charge or other penalty for late payment may be imposed, including all Impositions, provided that it shall not be deemed to be a violation of this Section 4.2 if such liabilities, including Impositions, are being contested in good faith and by appropriate and lawful proceedings diligently conducted, and such failure, to pay and discharge such liabilities, including Impositions, (a) could not result in fines, penalties, other similar liabilities or injunctive relief, (b) pending resolution of the contest would not reasonably be expected to materially and adversely affect the Collateral or the validity of the Loan or result in Liens (other than Permitted Encumbrances) against the Project, and (c) for which such reserve or other appropriate provisions, if any, as shall be required by GAAP shall have been made provided, that the Borrower shall have any Lien (other than Permitted Encumbrances) claimed or filed against any part of the Land or the Improvements for labor done or materials or services furnished be discharged, by bond or otherwise, within ten (10) Business Days after the date of the filing thereof. The Borrower shall deliver evidence to the Lender of the payment of Impositions on or prior to due date of any such payment.

4.3     Compliance With Laws.

Borrower shall comply with and cause the Project to be in compliance with all applicable Laws in all material respects, including, but not limited to, all Environmental Laws; provided that it shall not be deemed to be a violation of this Section 4.3 [Compliance With Laws] if any failure to comply with any Law would not result in fines, penalties, costs or other similar liabilities or injunctive relief which in the aggregate would constitute a Material Adverse Change.

4.4     Keeping of Records and Books of Account.

Borrower shall maintain and keep full, complete, accurate and proper books of record and account which enable it to issue financial statements and reports in accordance with GAAP, Section 7.2 and as otherwise required by applicable laws of any Official Body having jurisdiction over the Borrower, and in which full, true, and correct entries shall be made in all material respects of all its dealings and business and financial affairs. The books and records of Borrower’s books and records shall be kept separate and apart from those of its partners, members, Affiliates and principals.

4.5     Visitation Rights.

The Borrower shall permit any of the officers or authorized employees or representatives of the Lender to visit and inspect the Project and to examine and make excerpts from its books and records and discuss its affairs, finances and accounts with its officers, all in such reasonable detail and at such reasonable times during normal business hours and as often as the Lender may reasonably request, provided that, prior to an Event of Default, the Lender shall provide the Borrower, with reasonable notice prior to any visit or inspection and a reasonable opportunity to participate in such visit or inspection.

4.6     Affiliate Indebtedness.

The Borrower shall have no Indebtedness between it and any Affiliates or make any loans (whether secured or unsecured) to, or advance any monies on behalf of, any Afflliates.

4.7     Maintenance of Insurance.

(a)       The Borrower shall obtain and maintain, or shall cause to be obtained and maintained, the insurance coverages specified in this subsection 4.7(a). The insurer issuing any such policy shall certify to the Lender that (1) loss payments with respect to insurance required pursuant to Section 4.7(a)(i) will be payable to the Lender such payments to be applied in the manner set forth in the Deed of Trust (2) the interests of the Lender shall be insured regardless of any breach or violation by the Borrower of any warranties, declarations or conditions contained in such policy, and (3) if such insurance is canceled or materially changed or if any reinsurance is canceled for any reason whatsoever, such insurer will promptly notify the Lender and such cancellation or change shall not be effective as to the Lender for thirty (30) days after receipt by the Lender of such notice. The Borrower shall deliver to the Lender, or cause to be delivered to Lender, ACORD Form 28 Evidence of Insurance and an ACORD Form 25-S Certificate of Insurance (or such other equivalent form as may be acceptable to the Lender) (provided that any such form shall not contain any qualifying language concerning the status of Lender, as additional insured), as applicable, with respect to such policies on or before the Closing Date, and evidence of each renewal policy in similar forms prior to the expiration of the original policy or preceding renewal policy (as the case may be); and to deliver to the Lender, or cause to be delivered to the Lender, upon Lender’s request, receipts or other evidence that the premiums thereon have been paid in accordance with the policy. The insurer or reinsurer for all such policies shall be rated A-IX or better by A.M. Best Company, Inc., or shall have such other rating reasonably acceptable to the Lender. The form, content, insurers and reinsurers of all insurance policies required under this Agreement and the Deed of Trust shall be satisfactory to the Lender in accordance with the standards established in this Section 4.7. The Lender acknowledges that the liability and property insurance delivered to Lender on the Closing Date is satisfactory to Lender in accordance with the standards established in this Section 4.7.

(i)   Fire and Extended Coverage Insurance. Fire and Extended Coverage Insurance insuring the Improvements and all materials (installed and uninstalled), supplies and other personal property on the Land against loss or damage by fire, vandalism, burglary, theft, riot, terrorism and other hazards insured against by extended coverage insurance and such other insurance (including, but not limited to, business interruption insurance covering loss of net earnings, including rental income, and costs associated with the period of project restoration, malicious mischief insurance and flood insurance if in a Federal flood-prone area) as may be specified by the Lender from time to time, in amounts acceptable to the Lender and to be evidenced by an ACORD Form 28 Evidence of Insurance (or such other equivalent form as may be acceptable to the Lender). The Borrower shall, to the extent applicable, cause each insurance policy issued in connection herewith to contain coverage for so-called “All Risk” and “Replacement Cost” coverage on a “special form” in form and substance satisfactory to the Lender, and at all times, Borrower shall cause the insurer to name the Lender as mortgagee/loss payee.

(ii)  Public Liability Insurance. Commercial public liability and property damage insurance in connection with the Land and Improvements, and during construction, contractor’s protective liability insurance (including explosion and collapse coverage) shall be provided and contractual liability and completed operations coverage, and comprehensive automobile liability insurance covering all motor vehicles used in connection with the Land and Improvements, all in amounts and with insurers acceptable to the Lender and evidenced by an ACORD FORM-25S Certificate of Insurance. The Borrower shall cause the insurer to name the Lender as an additional insured under such coverage.

(iii) Workers’ Compensation Insurance. Workers’ compensation and employer’s liability insurance covering all liability in connection with the Land and Improvements under applicable Laws with respect to the Borrower (to the extent that Borrower has employees) and all contractors engaged by the Borrower.

(b)      The Borrower shall insure its properties and assets, if any, (other than the Land and Improvements which are required to be insured in the manner provided in subsection 4.7(a) above) against loss or damage by fire and such other insurable hazards as such assets are commonly insured (including fire, extended coverage, property damage, workers’ compensation, public liability and business interruption insurance) and against other risks and in such amounts as similar properties and assets are insured by prudent companies in similar circumstances carrying on similar businesses and against public liability for damages and against other risks in amounts normally carried by prudent companies carrying on similar businesses and reasonably satisfactory to the Lender, all with reputable and financially sound insurers.

4.8     Notice.

Borrower shall give prompt written notice to the Lender (a) of any action or proceeding instituted by or against it or as to which it shall have received written notice or of which it has actual knowledge which constitutes an Potential Default or an Event of Default under this Agreement, or (b) of a default by the Borrower under any material contract, instrument or agreement to which it is a party or by which it or any of its properties or assets may be bound or to which it or any of its properties or assets may be subject, which default could be reasonably expected to result in a Material Adverse Change.

4.9     JNL Lease.

Throughout the term of the Loan including the Extension Period, as applicable, the JNL Lease shall remain in full force and effect and no default shall occur thereunder, subject to any and all notice and cure periods contained therein, and JNL, as tenant under the JNL Lease, shall continue to occupy the Improvements and continue paying rent pursuant to the terms of the JNL Lease.

4.10   Performance of Obligations.

The Borrower shall duly pay, perform and discharge its obligations hereunder and under the other Loan Documents to which it is a party.

4.11   Payment of Costs.

The Borrower shall pay promptly, or cause to be paid promptly, all costs incurred by Borrower in connection with the Project as and when the same become due and payable.

4.12   Compliance With Agreements.

The Borrower shall comply in all material respects with all of its obligations under contracts, instruments and agreements to which it is a party or to which any of its properties or assets may be subject, including, without limitation, the Agreement of Sale.

4.13   Interest Rate Hedge.

On or before the Closing Date, the Borrower may enter into a PNC-Provided Interest Rate Hedge on terms and conditions acceptable to the Lender.

4.14   Title to Land and Improvements; Control.

The Borrower shall retain its fee simple interest in the Land and Improvements, subject only to Permitted Encumbrances.

4.15   Further Assurances.

The Borrower shall, from time to time, at its expense, faithfully preserve and protect the Lender’s lien on and security interest in the Collateral as a continuing first- priority perfected lien, and shall take such other action as the Lender in its sole discretion may reasonably deem necessary from time to time in order to preserve, perfect and protect the liens granted under the Collateral Documents, to exercise and enforce the Lender’s rights and remedies thereunder and with respect to the Collateral and to carry out the terms of this Agreement and the other Loan Documents.

4.16   Estoppel Certificate.

(a)       At any time or times, within ten (10) Business Days after written demand by the Lender therefor, the Borrower shall deliver to the Lender a certificate duly executed and satisfactory to the Lender; stating and acknowledging, to the best of Borrower’s knowledge, (i)

the then unpaid principal balance of, and interest due and unpaid under, the Loan, the fact that there are no defenses, off-sets or counterclaims thereto (or, if such should not be the fact, then the facts and circumstances relating to such defenses, off-sets or counterclaims); (ii) the Borrower has kept, observed, complied with, fulfilled and performed in all material respects every term, covenant and condition in this Agreement and the other Loan Documents on its part to be kept and performed; (iii) that no Potential Default or Event of Default exists; and (iv) that no material litigation or administrative proceeding has been instituted by or against the Borrower (or, if such should not be the fact, then the facts and circumstances relating to such event or litigation in detail) and covering such other matters relating to the Borrower, the Loan, the Leases or the Collateral as the Lender may reasonably require.

(b)       At any time or times, within thirty (30) days after written demand of the Borrower by the Lender therefor, the Borrower shall deliver to the Lender a certificate duly executed and in form satisfactory to the Lender, from JNL, in accordance with and subject to the provisions of Section 26 [Estoppel Certificates] of the JNL Lease.

(c)       Within thirty (30) days after written demand of the Borrower by the Lender therefor, the Borrower shall deliver to the Lender an estoppel certificate duly executed and in form satisfactory to the Lender, from LBA REALTY FUND II-COMPANY VII, LLC, a Delaware limited liability company or its successor, in accordance with and subject to the provisions of Section 13 [Estoppel Certificates] of the Parking Easement Agreement.

(d)       Within thirty (30) days after written demand of the Borrower by the Lender therefor, the Borrower shall deliver to the Lender an estoppel certificate duly executed and in form satisfactory to the Lender, from LBA REALTY FUND II-COMPANY VII, LLC, a Delaware limited liability company or its successor, in accordance with and subject to the provisions of Section 12[Estoppel Certificates] of the Courtyard Declaration.

(e)       Within thirty (30) days after written demand of the Borrower by the Lender therefor, the Borrower shall use all commercially reasonable efforts to deliver to the Lender an estoppel certificate duly executed in accordance with and subject to the provisions regarding delivery of such estoppel certificates, if any, set forth in each of the other Declarations.

4.17   Personal Property.

The Borrower shall furnish or cause to be furnished to the Lender from time to time as reasonably required by the Lender evidence that all fixtures and equipment necessary for the operation of the Improvements have been obtained and are in place with respect to all of the Improvements.

4.18   Repairs.

The Borrower shall cause JNL to perform its obligations under the JNL Lease to maintain and keep or cause to be kept and maintained the Land and the Improvements in good working order and condition and make all necessary and proper repairs and replacements thereto. The Borrower shall perform its obligations under the JNL Lease to repair and maintain the Land and Improvements to the extent required of Borrower thereunder.

4.19   Inspection.

(a)       The Borrower shall ensure that officers or authorized employees of the Lender shall have the right at any reasonable time to enter the Project and inspect the Improvements subject to the rights of tenants under any Leases.

(b)       The Lender shall be under no duty to examine, supervise or inspect the Improvements or to examine any books and records. Any inspection or examination by the Lender is for the sole purpose of protecting its security interests and preserving its rights under this Agreement. No default or breach of Borrower will be waived by any inspection by the Lender.

4.20   Protection Against Lien Claims.

The Borrower shall promptly notify the Lender in writing of any proceeding filed against Borrower, including, but not limited to, proceedings to assert or enforce mechanic’s, materialman’s or other involuntary Liens. The Borrower shall have any Lien (other than Permitted Encumbrances) claimed or filed against any part of the Land or the Improvements for labor done or materials or services furnished be discharged, by bond or otherwise, within thirty (30) Business Days after the date of the filing thereof. Borrower shall also enforce the obligations of JNL to remove any Lien in accordance with the provisions of the JNL Lease.

4.21   Conditions Precedent.

As conditions precedent to the Lender’s obligation to close the Loan, Borrower shall have complied with all the requirements and shall have fulfilled all the conditions set forth in this Agreement and shall, prior to the Closing Date (unless otherwise set forth herein or waived in writing by the Lender), furnish to the Lender at the Borrower’s sole cost and expense, the items set forth on Exhibit B attached hereto, all of which shall be in form and content satisfactory to the Lender and its counsel.

4.22   Parking REA.

Borrower shall comply with its obligations under the Parking REA pursuant to the provisions of the Parking REA in accordance with the terms thereof and shall make all reasonable efforts to enforce the obligations of the other parties to the Parking REA and Borrower shall provide the Lender with copies of any notices which Borrower may send or may be sent to Borrower pursuant to the Parking REA promptly after the sending or receipt thereof by Borrower. Borrower shall not agree to terminate, amend or modify the Parking REA, without the prior written consent of the Lender which consent shall not be unreasonably withheld, conditioned or delayed.

4.23   Declaration.

Borrower shall comply with its obligations under each Declaration pursuant to the provisions of each Declaration in accordance with the terms thereof and shall make all reasonable efforts to enforce the obligations of the other parties to each Declaration and Borrower shall provide the Lender with copies of any notices which Borrower may send or may be sent to Borrower pursuant to any Declaration promptly after the sending or receipt thereof by Borrower. Borrower shall not agree to terminate, amend or modify any Declaration, without the prior written consent of the Lender which consent shall not be unreasonably withheld, conditioned or delayed.

4.24   Security Deposits.

Any security deposits delivered to the Borrower under the Leases shall be maintained by the Borrower in accordance with applicable law in an account with the Lender, and those security deposits which are in the form of a letter of credit shall be delivered to the Lender and held by the Lender pursuant to the Collateral Documents.

4.25   Single Purpose Entity

Until the Obligations have been indefeasibly paid in full to the Lender, Borrower’s Organizational Documents will provide that Borrower’s sole business purpose shall be the acquisition, ownership and operation of the real estate encumbered by the Deed of Trust and to engage in any and all lawful activities and acts necessary and advisable incident to the obligations attendant to the conduct of the foregoing. Borrower shall at all times during the term of the Loan conduct its business affairs in compliance with such Organizational Documents. In addition, Borrower represents and warrants to, and covenants and agrees with the Lender, that Borrower has not and shall not: (a) engage in any business or activity other than the ownership, operation and maintenance of the real property which is the subject of the Deed of Trust, and activities incidental thereto; (b) acquire or own any material assets other than (i) the real property which is the subject of the Deed of Trust, and (ii) such incidental personal property as may be necessary for the operation of the real property which is the subject of the Deed of Trust; (c) merge into or consolidate with any person or entity or dissolve, terminate or liquidate in whole or in part, transfer or otherwise dispose of all or substantially all of its assets or change its legal structure; (d) fail to preserve its existence as an entity duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization or formation and/or preserve its qualification to do business in the state in which the real property which is the subject of the Deed of Trust is located or, except as may be otherwise permitted by Section 5.1 or 5.3 hereof, amend, modify, terminate or fail to comply with the provisions of Borrower’s Organizational Documents, as the same may be further amended or supplemented, if such amendment, modification, termination or failure to comply would adversely affect the ability of Borrower to perform its obligations hereunder, under the Note or under the other Loan Documents; (e) hold itself out to be responsible for the debts of another person; or (f) make any loans to any third party.

4.26   Initial Equity Contribution.

(a)       The Borrower shall fund the Initial Equity Contribution on or before the Closing Date and deliver evidence satisfactory to the Lender of the application of the Initial Equity Contribution.

4.27   Post-Closing Items.

The Borrower shall satisfy the Post-Closing Items (the “Post-Closing Items”) identified on Exhibit D attached hereto within the applicable time period specified on Exhibit D.

5.     NEGATIVE COVENANTS

The Borrower hereby covenants and agrees that, from the date hereof and until the Obligations have been indefeasibly paid in full and all other obligations hereunder shall have been performed and discharged, the Borrower shall comply at all times with the following negative covenants:

5.1     Changes in Organizational Documents.

The Borrower shall not amend or modify, or permit the amendment or modification of Borrower’s Operating Agreement, in any respect which would have a materially adverse effect on the ability of Borrower to perform its obligations hereunder. The Borrower shall not violate or breach any term or condition of the Borrower’s Organizational Documents.

5.2     Transfer of Land and Improvements.

Except as provided in Section 5.3, the Borrower shall not voluntarily or by operation of law, directly or indirectly, sell, convey, transfer, assign, pledge, encumber, or permit to be sold, conveyed, transferred, assigned, pledged or encumbered any interest whether nominal, beneficial or otherwise in or any part of its interest in the Land or the Improvements, without the prior written consent of the Lender having been obtained. Any transaction which is prohibited under this Section 5.2 shall be null and void to the extent permitted by applicable Law. The Lender shall not be under any obligation to allege or show any impairment of the Collateral, and the Lender may pursue any legal or equitable remedies for default, without such allegation or showing, notwithstanding the foregoing.

5.3     Change in Ownership.

  The Borrower shall not cause or permit sales, pledges, encumbrances, conveyances, transfers or assignments of interests in the Borrower (collectively, a “Transfer”) (whether owned directly or through other entities) without the prior written consent of the Lender, provided, however, Transfers of direct or indirect interests in the Borrower which are permitted in accordance with Borrower’s Operating Agreement, shall be permitted without the prior consent of the Lender, so long as following any such Transfer, (i) Guarantor shall continue to (A) directly or indirectly control and manage the day-to-day affairs of the Borrower by ownership, voting powers or otherwise and (B) Guarantor shall own directly or indirectly, a majority of the ownership interests in Borrower, provided further, that nothing contained herein shall prohibit the sale, pledge encumbrance, conveyance, transfer or assignment of any publicly or privately traded shares of any Affiliate of Borrower that is a real estate investment trust, in accordance with the provisions of Borrower’s Operating Agreement without the prior written consent of Lender.

5.4     Liquidations, Mergers, Consolidations, Acquisitions.

The Borrower shall not dissolve, liquidate or become a party to any merger or consolidation, or acquire by purchase, lease or otherwise all or substantially all of the assets or capital stock of any other Person or sell all or substantially all of the Borrower’s assets.

5.5     Breach of Documents.

The Borrower shall not, commit any act, or permit any act to occur, which would, in any manner, give rise to a breach of any term, covenant or condition on Borrower’s part to be performed under any Lease or any other contract to which the Borrower is a party or by which it or the Project is bound, including, without limitation, the Agreement of Sale.

5.6     Judgments.

The Borrower shall not permit any final judgment obtained against it to remain unpaid for a period of thirty (30) days following the entry thereof without obtaining a stay of execution or causing such judgment to be bonded.

5.7     Leasing of Premises.

Borrower shall not, without the prior written approval of the Lender, terminate or enter into any Lease without the prior approval of the Lender. Borrower shall deliver copies of all executed Leases to Lender. Borrower may not amend, modify or supplement the terms of the JNL Lease without the prior approval of Lender, which approval shall not be unreasonably withheld, conditioned or delayed.

5.8     [Intentionally Omitted]

5.9     Conduct of Business.

The Borrower shall not engage in any business other than as set forth in Section 4.24. The Borrower shall not (i) conduct any business or activity not expressly permitted by its Organizational Documents or (ii) own or lease any real property or personal property other than the Project.

5.10   Creation of Liens.

Except as specifically contemplated by the Loan Documents, the Borrower shall not at any time create, incur, assume or suffer to exist or be created, or permit any pledge of, or any deed of trust, mortgage, Lien (including any Lien or other encumbrance authorized by

Environmental Laws), charge, security interest or encumbrances of any nature with respect to the Land or the Improvements, or assign, pledge or in any way transfer or encumber its rights to receive income from the Land or the Improvements or any of its property or assets, tangible or intangible, now owned or hereafter acquired, or agree to become liable to do so.

5.11   Value of Collateral.

The Borrower shall not take any action the intent or effect of which is to cause any material impairment of the value of any Collateral.

5.12   Transfer of Personalty.

The Borrower shall not voluntarily or by operation of law, directly or indirectly, sell, assign, transfer, encumber, pledge, mortgage, hypothecate, convey or otherwise dispose of any interest in or any part of any personalty owned by Borrower and located upon the Land or the Improvements or used or intended to be used by Borrower in connection therewith; provided that the Borrower may dispose of any personal property as long as the same is promptly replaced with personal property that is the functional equivalent of the replaced property within such time as would not impair the operation of the Project.

5.13   Disposition of Rents.

The Borrower shall not consent to or commit any sale, conveyance, pledge, mortgage, hypothecation or other disposition of any rents.

5.14   Indebtedness.

The Borrower shall not at any time create, incur, assume or suffer to exist any Indebtedness except the Loan or trade debt in the ordinary course of business and the PNC-Provided Interest Rate Hedge.

5.15   Dividends/Distributions.

If an Event of Default shall have occurred and is continuing, the Borrower shall not make or pay, or agree to become or remain liable to make or pay, any dividend or other distribution of any nature (whether in cash, property, securities or otherwise) on account of or in respect of its limited liability company interests or on account of the purchase, redemption, retirement or acquisition of its limited liability company interests.

5.16   Materials and Fixtures.

The Borrower shall not use any materials, furnishings, fixtures or equipment intended to become a part of the Improvements that are under lease or that have been purchased upon a conditional bill of sale or to which Borrower does not have absolute and unencumbered title.

5.17   Pension Plans and Benefit Arrangements.

The Borrower is not and during the term of the Loan will not (a) become an Employee Benefit Plan or a member of any ERISA Group; (b) be required to establish or maintain any Employee Benefit Plan or contribute to any multiemployer plan within the meaning of Section 4001(a)(3) of ERISA or any multiple employer plan within the meaning of Section 413(c) of the Internal Revenue Code; (c) become a party in interest within the meaning of Section 3(14) of ERISA with respect to any Employee Benefit Plan. The assets of Borrower are not “plan assets” of any Employee Benefit Plan subject to Title I of ERISA or Section 4975 of the Internal Revenue Code within the meaning of Section 3(42) of ERISA and Section 2510.3-101 of Title 29 of the Code of Federal Regulations.

5.18   Debt Cancellation.

Borrower shall not cancel or otherwise forgive or release any material claim or debt owed to Borrower by a Person, except for adequate consideration or in the ordinary course of Borrower’s business.

5.19   Certain Restrictions.

Borrower shall not enter into any agreement, which expressly restricts the ability of Borrower to enter into amendments, modifications or waivers of any of the Loan Documents.

5.20   No Subsidiaries.

Borrower shall not create any subsidiaries or otherwise acquire any Equity Interest in any entity without the prior written consent of the Lender.

5.21   Place of Business.

Borrower shall not change, its chief executive office or its principal place of business or place where its books and records are unless Borrower gives Lender thirty (30) days prior written notice of the change.

5.22   Identity.

Borrower shall not change its name, identity or organizational structure in any manner which might make any financing or continuation statement filed in connection therewith seriously misleading within the meaning of Section 9-507 of the UCC (or any other applicable provision of the UCC), unless Borrower gives Lender thirty (30) days prior written notice of the change.

5.23   Anti-Terrorism Laws.

Neither the Borrower, nor any Affiliate of the Borrower, or any of their respective agents when such agent is acting or benefiting in any capacity in connection with the Loan, any letters of credit or other transactions hereunder shall (a) conduct any business or engage in any transaction or dealing with any Blocked Person, including the making or receiving of any contribution of funds, goods or services to or for the benefit of any Blocked Person; (b) engage in or conspire to engage in any transaction relating to any property or interests in property blocked pursuant to Executive Order No. 13224; or (c) engage in or conspire to engage in any transaction that violates, evades or avoids, or has the purpose of violating, evading or avoiding, or attempts or intends to violate, evade or avoid, any of the prohibitions set forth in Executive Order No. 13224, the USA Patriot Act or any other Anti-Terrorism Law. The Borrower shall deliver to the Lender any certification or other evidence requested from time to time by the Lender in its sole discretion, confirming Borrower’s compliance with this Section 5.23.

6.     CONDITIONS TO LENDING

6.1     Conditions to Disbursement

The Lender’s obligation to close the loan and make the Disbursement shall be subject to the satisfaction of all requirements set forth on Exhibit B hereto and to the satisfaction of the following conditions:

(a)       No portion of the Improvements shall have been damaged by fire or other casualty and no condemnation or taking of the Land or the Improvements or any material portion thereof shall be pending or threatened;

(b)       The Lender shall have received all duly executed Loan Documents on or before the Closing Date; and the Collateral Documents and other documents to be placed of record shall have been duly recorded and filed in all appropriate offices;

(c)       The security interest in all property described in the Collateral Documents shall have been duly perfected and shall be a valid and enforceable first Lien, subject only to Permitted Encumbrances;

(d)       The Borrower shall have paid the Closing Fee on or before the Closing Date;

(e)       The Lender shall have received, at Borrower’s expense, the Title Insurance Policy;

(f)       All Governmental Approvals then required and obtainable shall be in full force and effect, and no notices of violation or revocation with respect thereto shall have been received which have not been cured to the satisfaction of the applicable Official Body;

(g)       No Event of Default or Potential Default shall have occurred and be continuing under this Agreement or any of the other Loan Documents;

(h)       The Lender shall receive evidence to its satisfaction of the prior or contemporaneous funding of the Initial Equity Contribution;

(i)       Borrower shall submit a Request for Disbursement to Lender in the form attached hereto as Exhibit F;

(j)       The Borrower shall have obtained all consents and approvals required pursuant to the JNL Lease and the JNL Lease shall remain in full force and effect;

(k)       The representations and warranties of the Borrower contained in Article 8 hereof and Guarantor contained in the Non-Recourse Carveout Guaranty shall be true and accurate in all material respects on and as of the date of the disbursement of the Initial Funding Amount with the same effect as though such representations and warranties had been made on and as of such date (except representations and warranties which relate solely to an earlier date or time, which representations and warranties shall be true and correct on and as of the specific dates or times referred to therein), and the Borrower and Guarantor shall have performed and complied with all covenants and conditions of the Loan Documents to which they are a party.

(l)       Upon satisfaction of the foregoing conditions, the Lender shall fund the Disbursement.

7.     REPORTING REQUIREMENTS

7.1     Appraisals, Environmental Reports and Title Reports.

(a)       Appraisal. After the occurrence of an Event of Default and so long thereafter as such Event of Default shall remain uncured, the Lender shall have the right to obtain such Appraisals as it may require at the sole cost and expense of the Borrower without limitation.

(b)       Environmental Reports. The Lender shall have the right to commission investigations into the presence of Regulated Substances or Contamination on, from or affecting the Project, or the compliance with Environmental Laws at, or relating to the Project, in accordance with Section 5 of the Environmental Indemnity Agreement

(c)       Title Reports. After the occurrence of an Event of Default and so long thereafter as such Event of Default shall remain uncured, Borrower will furnish such title reports, endorsements or policies as the Lender shall require. If Borrower fails to deliver the title updates, reports, endorsements or policies required pursuant to this Section, the Lender, may obtain such item(s) and Borrower will reimburse the Lender for costs incurred upon demand.

7.2     Financial Reports.

Until the Obligations are repaid in full, the Loan Parties shall furnish or cause to be furnished to the Lender, within the time periods specified on Exhibit C attached hereto, the financial reports and information listed on Exhibit C hereto.

7.3     Data Failure.

In the event of any failure to timely provide any of the reports, information, statements or other materials referred to above in Exhibit C or in the event any such statements or other materials shall be materially inaccurate or false, or in the event of the failure of the Borrower to permit the Lender or its representatives to inspect the Borrower’s books and records upon request, an Event of Default shall exist hereunder following not less than thirty (30) Business Days prior written notice to the Borrower.

8.    REPRESENTATIONS AND WARRANTIES

The Borrower hereby warrants and represents to the Lender as of the date hereof as follows:

8.1     Due Formation, Capacity.

The Borrower is a limited liability company, duly organized, validly existing and in good standing under the Laws of the State of Delaware, and has full power and authority to own and operate the Project, and to conduct its affairs as now being conducted and as proposed to be conducted. The Borrower shall not reorganize in another state during the term of the Loan.

8.2     Power and Authority.

The Borrower has full power and authority to enter into, execute, deliver and carry out this Agreement and the other Loan Documents to which each is a party and to perform its obligations hereunder and thereunder and all such actions have been duly authorized by all necessary proceedings on its part.

8.3     Validity and Binding Effect.

This Agreement and the other Loan Documents have been duly executed and delivered by the Borrower. This Agreement and the other Loan Documents constitute, or will constitute, legal, valid and binding obligations of the Borrower enforceable against it in accordance with their respective terms.

8.4     No Conflict.

Neither the execution and delivery of this Agreement, the other Loan Documents, nor the consummation of the transactions herein or therein contemplated, nor compliance with the terms and provisions hereof or thereof, will conflict with, constitute a default under or result in any breach of the terms and conditions of the Borrower’s Organizational Documents or any Governmental Approval, any applicable Law or any material agreement, instrument, order, writ, judgment, injunction or decree to which the Borrower is a party or by which any of them is bound, or result in the creation or enforcement of any Lien, charge or encumbrance whatsoever upon any property (now or hereafter acquired) of the Borrower (other than Liens granted under the Loan Documents). Except for those obtained or filed on or prior to the Closing Date (true, correct and complete copies of which have been provided to the Lender), the Borrower is not required to obtain any consent, approval or authorization from or to file any declaration or statement with, any Official Body or any other third party in connection with the execution, delivery or performance of the Loan Documents.

8.5     Other Agreements.

The Borrower, is not a party to any agreement or instrument that materially and adversely affects its present or proposed business, properties or assets, operation or conditions, financial or otherwise or is in default of the performance, observance, or fulfillment of any of the material obligations, covenants or conditions set forth in any material agreement or instrument to which it is a party.

8.6     No Potential Default or Event of Default.

No Potential Default has occurred and no condition exists or will be caused by any disbursement of the Loan, which will constitute a Potential Default or Event of Default.

8.7     No Litigation or Investigations.

There is no pending or, to Borrower’s knowledge, threatened litigation or governmental investigation (or any basis therefor known to the Borrower) which questions the capacity, ability or authority of the Borrower to execute, deliver and perform the provisions of the Loan Documents to which it is a party, or if determined adversely to the Borrower, would reasonably be expected to cause a Material Adverse Change.

8.8     Financial Statements and Other Information.

The financial statements and other financial data furnished by the Borrower to the Lender are true and correct in all material respects and present fairly the financial condition of the Borrower. All other information given to the Lender pursuant to the requirements of Exhibit B hereto by and with respect to the Borrower or the Project, including, without limitation, the rent roll and leasing proforma delivered to Lender prior to the Closing Date, is to the best of Borrower’s knowledge, accurate, correct and complete in all material respects. The Borrower has no liabilities except for the JNL Lease, the Loan and any other liabilities created by or permitted under the Loan Documents.

8.9     Impositions.

All returns for Impositions required to have been filed by Borrower have been timely filed, and payment has been made or will be made within any permitted extension period, or will be made prior to the date upon which any penalty or fine may be imposed, for all Impositions which have or may become due pursuant to said returns or to assessments received.

8.10   Title Aspects.

Borrower has good and marketable fee simple title to the Land and Improvements free and clear of any Liens, subject only to Permitted Encumbrances. Borrower has been granted all easements appropriate for the use and operation of the Improvements, and any mortgage liens now or hereafter affecting any land burdened by such easements are subordinate to such easements. There are no outstanding options to purchase, rights of first refusal to purchase or rights of first offer to purchase affecting any part of the Project. All leases of property entered into by Borrower, including, without limitation, the JNL Lease, are in full force and effect without the necessity for any consent which has not previously been obtained upon consummation of the transactions contemplated hereby.

8.11   Zoning and Governmental Approvals.

The use and occupancy of the Improvements conforms in all material respects to all applicable Laws, all existing Governmental Approvals and, to Borrower’s knowledge, all covenants, conditions and restrictions contained in a deed, lease or other instrument or agreement covering or affecting all or any portion of the Land, including, without limitation, any reciprocal easement agreement, including, without limitation, the Parking REA and the Declaration. All Governmental Approvals have been or are in the process of being obtained and are valid and in full force and effect.

8.12   Utilities.

All utility and municipal services necessary for the use and occupancy of the Improvements are available and have sufficient capacity to operate the Improvements for their intended purposes, including water supply, storm and sanitary sewer facilities, electricity and telephone facilities. All impact, connection or other requisite fees for such services have been paid.

8.13   Security Interests.

The liens and security interests granted or to be granted to the Lender pursuant to this Agreement and the other Loan Documents constitute and will continue to constitute valid perfected first-priority security interests under the Uniform Commercial Code or other applicable Law, entitled to all the applicable rights, benefits and priorities provided by the Uniform Commercial Code or any other applicable Law in any personal property collateral described therein entitled to all the rights, benefits and priorities provided by the Uniform Commercial Code or any other Law, upon proper filing, and the property subject to such Liens and security interests in favor of Lender is subject to no other Liens or encumbrances. The location and chief executive office and principal place of business of Borrower is as listed on Schedule I to this Agreement and Borrower has no other places of business. Borrower does not conduct its business in any “also known as”, or “doing business as” names or by any other name. Borrower will not change its name or its form of entity without the Lender’s prior written consent.

8.14   Lien of Deed of Trust.

The Lien granted to the Lender pursuant to the Deed of Trust constitutes and will, upon proper recording, constitute a valid perfected first-priority Lien under applicable Law, and the property secured thereby is subject to no other Liens or encumbrances except for the Permitted Encumbrances. All action as is necessary or advisable to establish such Lien and its priority, as described in the preceding sentence, including recordation of the Deed of Trust the in the appropriate offices, will be taken promptly on or after the Closing Date or as otherwise instructed by Lender, and there will be, upon execution, delivery and recordation of the Deed of Trust, no necessity for any further action in order to protect, preserve and continue such Lien and such priority.

8.15   Compliance with Laws.

The Borrower is in compliance in all material respects with all applicable Laws (other than Environmental Laws which are specifically addressed in Section 8.17 [Environmental Matters]) in all jurisdictions in which Borrower is presently or will be doing business except where the failure to do so would not constitute a Material Adverse Change.

8.16   Anti-Terrorism Laws.

(a)       General.

Neither the Borrower, nor any Affiliate of Borrower, or any of their respective agents when such agent is acting or benefiting in any capacity in connection with the Loan, any letters of credit or other transactions hereunder, is in violation of any Anti-Terrorism Law or engages in or conspires to engage in any transaction that violates, evades or avoids, or has the purpose of violating, evading or avoiding, or is an attempt to violate, evade or avoid, any of the prohibitions set forth in any Anti-Terrorism Law.

(b)       Executive Order No. 13224.

Neither the Borrower, nor any Affiliate of Borrower, or any of their respective agents when such agent is acting or benefiting in any capacity in connection with the Loan, any letters of credit or other transactions hereunder, is any of the following (each a “Blocked Person”):

(i)   a Person that is listed in the annex to, or is otherwise subject to the provisions of, Executive Order No. 13224;

(ii)  a Person owned or controlled by, or acting for or on behalf of, any Person that is listed in the annex to, or is otherwise subject to the provisions of, Executive Order No. 13224;

(iii) a Person or entity with which any Lender is prohibited by any Anti-Terrorism Law from dealing or otherwise engaging in any transaction;

(iv) a Person or entity that supports, engages in, or conspires to, attempts to or intends to engage in, “terrorism” as defined in Executive Order No. 13224, or engages in or conspires, attempts or intends to engage in any transaction that violates, evades or avoids, or has the purpose of violating, evading or avoiding, or attempts or intends to violate, evade or avoid, any of the prohibitions set forth in any Anti-Terrorism Law;

(v)  a Person or entity that is named as a “specially designated national” on the most current list published by the U.S. Treasury Department Office of Foreign Asset Control at its official website or any replacement website or other replacement official publication of such list; or

(vi) a person or entity who is affiliated or associated with a person or entity listed above.

Neither the Borrower, nor any Affiliate of Borrower, or any of their respective agents when such agent is acting or benefiting in any capacity in connection with the Loan, any letters of credit or other transactions hereunder (a) conducts any business or engages in any transaction or dealing with any Blocked Person, including the making or receiving any contribution of funds, goods or services to or for the benefit of any Blocked Person, or (b) engages in or conspires to engage in any transaction relating to, any property or interests in property blocked pursuant to Executive Order No. 13224.

8.17   Environmental Matters.

The Environmental Indemnity Agreement is hereby incorporated herein by reference.

8.18   Insurance.

To the best of Borrower’s knowledge, all insurance policies and bonds furnished to the Lender by the Borrower are valid and in full force and effect. To Borrower’s knowledge no notice has been given and no grounds presently exist to cancel or void any of such policies or bonds or to reduce the coverage provided thereby.

8.19   Solvency.

The Borrower is Solvent as of the Closing Date and will be Solvent after giving effect to the transactions contemplated by the Loan Documents, including all Indebtedness incurred thereby, the security interests granted therein and the payment of all fees related thereto.

8.20   Leases.

The Borrower represents and warrants, with respect to any and all Leases, that:

(a)       The Borrower is the sole owner of the entire lessor’s interest in the Leases;

(b)       The Leases are in full force and effect and are the legal, valid, binding and enforceable obligation of each of the Borrower and the tenants thereunder;

(c)       On and after the Closing Date, none of the rents reserved in the Leases have been assigned or otherwise pledged or hypothecated;

(d)       As of the Closing Date, none of the tenants has any option to purchase, right of first refusal to purchase or right of first offer to purchase any part of the Project; and

(e)       No third party has any possessory interest in, or right to occupy, the Project except under and pursuant to the Leases.

8.21   Use of Proceeds; Margin Stock; Section 20 Subsidiaries.

No part of the proceeds of any Loan has been or will be used, immediately, incidentally or ultimately, to purchase or carry any margin stock or to extend credit to others for the purpose of purchasing or carrying any margin stock or to refund Indebtedness originally incurred for such purpose, or for any purpose which entails a violation of or which is inconsistent with the provisions of the regulations of the Board of Governors of the Federal Reserve System, including, without limitation, Regulation U.

8.22   Full Disclosure.

Neither this Agreement nor any other Loan Document, nor any certificate, statement, agreement or other documents furnished to the Lender in connection herewith or therewith, contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained herein and therein, in light of the circumstances under which they were made, not misleading. There is no fact known to Borrower which materially adversely affects the business, property, assets, financial condition, results of operations or prospects of Borrower which has not been set forth in this Agreement or in the certificates, statements, agreements or other documents furnished in writing to the Lender prior to or on the date hereof in connection with the transactions contemplated hereby.

8.23   Impositions.

All returns for Impositions required to have been filed with respect to Borrower have been timely filed, and payment has been made (or adequate provision for the payment thereof has been made) of all Impositions which have or may become due pursuant to said returns or to assessments received, prior to the date upon which any penalty or fine may be imposed, except to the extent that such Impositions are being contested in good faith by appropriate proceedings diligently conducted and for which such reserves or other appropriate provisions, if any, as shall be required by GAAP shall have been made. There are no agreements or waivers extending the statutory period of limitations applicable to any Impositions of Borrower for any period.

8.24   Investment Companies; Regulated Entities.

Borrower is not an “investment company” registered or required to be registered under the Investment Company Act of 1940 or under the “control” of an “investment company” as such terms are defined in the Investment Company Act of 1940 and shall not become such an “investment company” or under such “control.” None of the Loan Parties is subject to any other federal, local or state statute, rule or regulation limiting said Loan Party’s ability to incur Indebtedness for borrowed money.

9.    RESERVED

10.  DEFAULTS AND REMEDIES

10.1   Events of Default.

The following shall be deemed to be Events of Default under this Agreement (whatever the reason therefor and whether voluntary, involuntary or effected by operation of Law):

(a)       The Borrower shall fail to make any principal payment due under the Loan, shall fail to make any of the deposits required under this Agreement or shall fail to pay any interest on the Loan or any other scheduled payment owing hereunder or under the other Loan Documents within five (5) days after such principal, deposit, interest or other scheduled payment shall become due and payable in accordance with the terms hereof; provided, however, that no grace period shall be applicable to the payment due on the Expiration Date;

(b)       Any representation or warranty made at any time by the Borrower or the Guarantor herein or in any other Loan Document to which it is a party, or in any certificate, other instrument or written statement furnished by the Borrower or the Guarantor pursuant to the provisions hereof or thereof, shall prove to have been false or misleading in any material respect as of the time it was made or furnished or thereafter;

(c)       Borrower or Guarantor shall fail to comply with any covenant or obligation contained in this Agreement or any of the other Loan Documents to which it is a party which calls for the payment of money, other than those monetary defaults expressly referred to in subsection 10.1(a) above, and shall not cure that failure within ten (10) days after written demand by the Lender;

(d)       Borrower or Guarantor shall fail to comply with any covenant or obligation contained in this Agreement or any of the other Loan Documents to which it is a party, other than those defaults expressly referred to in the other subparagraphs of this Section 10.1, and shall not cure that failure within thirty (30) days after written notice thereof by the Lender to Borrower or such shorter period of time for cure specified in any Loan Document (such grace period to be applicable only in the event such default can be remedied by corrective action of the Borrower or the Guarantor as determined by the Lender in its sole discretion), provided that, in the event that such default cannot be remedied with reasonable due diligence during such thirty (30) day period, such default shall not constitute an Event of Default so long as Borrower or the Guarantor continues with reasonable due diligence to attempt to remedy the same for such additional period of time as may be required not to exceed a total of ninety (90) days from the date of the giving of the written notice referred to above by the Lender;

(e)       An “Event of Default” shall occur under and as defined in any of the other Loan Documents;

(f)       The Borrower shall cease to be Solvent or shall admit in writing its inability to pay its debts as the same shall mature or there shall be filed by or against (unless dismissed within ninety (90) days after any involuntary filing) the Borrower or the Guarantor a petition in bankruptcy or a petition seeking the appointment of a receiver, trustee or conservator for Borrower or Guarantor or any portion of their respective properties or seeking reorganization or to effect a plan or other arrangement with or for the benefit of creditors, or any Borrower or Guarantor shall consent to the appointment of a receiver, trustee or conservator;

(g)       The Borrower shall cause, permit or suffer any transfer (other than as permitted herein) (including any conveyance, assignment or pledge) of its interest in the Land and/or the Improvements or any interest therein or of any of the Collateral or any legal, equitable or beneficial interest therein;

(h)       Any amendment, modification or supplement shall be made to the Organizational Documents of Borrower in any respect which would have a materially adverse effect on the ability of Borrower to perform its obligations hereunder which is prohibited by this Agreement or any other Loan Document;

(i)       Any final judgment(s) for the payment of money in excess of $5,000,000 shall be entered against the Borrower, by a court having jurisdiction which is not discharged, vacated, bonded or stayed pending appeal within a period of forty-five (45) days from the date of entry of such judgment(s);

(j)       Any of the Loan Documents shall cease to be legal, valid and binding agreements enforceable against the Borrower or Guarantor, to the extent they are a party thereto, in accordance with the respective terms thereof or shall in any way be terminated (except in accordance with their terms) or become or be judicially declared ineffective or inoperative or shall in any way cease to give or provide the respective Liens, security interests, rights, titles, interests, remedies, powers or privileges intended to be created thereby;

(k)       The Collateral or any other of the Borrower’s assets are attached, seized, levied upon or subjected to a writ or distress warrant, or come within the possession of any receiver, trustee, custodian or assignee for the benefit thereof;

(l)       Any action or proceeding is commenced, excepting an action to foreclose the lien of the Deed of Trust or to collect the indebtedness thereby secured, to which action or proceeding the Lender is made a party by reason of the execution of the Deed of Trust, or in which it becomes necessary to defend or uphold the lien of the Deed of Trust or the priority thereof or possession of the Land and the Improvements, or otherwise protect the security under the Deed of Trust;

(m)       Any party shall obtain an order or decree in any court of competent jurisdiction enjoining or prohibiting the Lender, the Borrower, or Guarantor from carrying out the terms and conditions of any of the Loan Documents and such order or decree is not vacated or stayed within ten (10) days after the filing thereof;

(n)       Any Lien or encumbrance which is not bonded and discharged as required hereunder other than a Permitted Encumbrance, is entered against the Land or Improvements; or

(o)       Borrower shall fail to comply with any of the following sections of this Agreement: Section 3.10 [Mandatory Principal Payments], Section 4.7 [Maintenance of Insurance], Section 5.23 [Anti-Terrorism Laws], Section 4.9 [JNL Lease], Section 4.27 [Post-Closing Items], Section 4.28 [Performance of Covenants under JNL Lease], Section 5.2 [Transfer of Land and Improvements], Section 5.3 [Change in Ownership], Section 5.4 [Liquidations, Mergers, Consolidations, Acquisitions] or Section 5.9 [Conduct of Business].

10.2   Remedies.

The Lender may exercise any or all of the following rights and remedies:

(a)       If an Event of Default shall occur, the Lender may declare the unpaid principal amount of the Note then outstanding and all interest accrued thereon and all other indebtedness of the Borrower to the Lender hereunder and thereunder to be immediately due and payable;

(b)       If an Event of Default shall occur, the Lender shall have the right to set-off, appropriate and apply any and all deposits of money or property or any other indebtedness at any time held or owing by the Lender to or for the credit or the account of the Borrower against and on account of all of the Obligations;

(c)       If an Event of Default shall occur, and so long thereafter as such Event of Default shall remain uncured, and whether or not the Lender shall have accelerated the maturity of the Loan pursuant to any of the foregoing provisions of this Section 10.2, the Lender may proceed to protect and enforce the Lender’s rights by suit in equity, action at law and/or other appropriate proceeding, for the specific performance of any covenant or agreement contained in this Agreement or the other Loan Documents and, as to any amount that shall have become due, by declaration or otherwise, proceed to enforce the payment thereof and to enforce any other legal or equitable right of the Lender;

(d)       If an Event of Default shall occur, then until all Obligations have been paid in full, any and all proceeds received by the Lender from any sale or other disposition of any Collateral, or any part thereof or the exercise of any other remedy by the Lender, shall be applied as follows:

(i)   first, to reimburse the Lender for out-of-pocket costs, expenses and disbursements, including without limitation, reasonable attorneys’ fees and legal expenses actually incurred by the Lender in connection with realizing on any Collateral or collection of any obligations of the Borrower and the Guarantor under any of the Loan Documents, including advances made subsequent to an Event of Default by the Lender for the reasonable maintenance, preservation, protection or enforcement of, or realization upon, any Collateral, including without limitation advances for Impositions, insurance, repairs and the like and reasonable expenses incurred to sell or otherwise realize on, or prepare for sale or other realization on, any of the Collateral;

(ii)  second, to the repayment of all Obligations in the order determined by the Lender in its discretion as to principal, interest fees or other amounts including any PNC-Provided Interest Rate Hedge;

(iii) the balance, if any, as required by Law.

(e)       All Liens granted under the Collateral Documents shall secure ratably and on a pari passu basis the Obligations in favor of the Lender hereunder and under any PNC-Provided Interest Rate Hedge.

(f)       The Lender shall have all of the rights and remedies contained in this Agreement and the other Loan Documents (including the right to appoint a receiver and all other rights described in the Collateral Documents). In addition, the Lender shall have all of the rights and remedies of a secured party under the Uniform Commercial Code or other applicable Law, all of which rights and remedies shall be cumulative and nonexclusive, to the extent permitted by Law.

(g)       The Lender shall have the further right subject to the rights of tenants under the Leases, to enter the Land and Improvements and take any and all actions necessary, in its judgment, to secure, protect and preserve the Improvements and any materials or supplies located on the Land. In any event, all reasonable sums actually expended by Lender in exercising its rights hereunder or under the other Loan Documents will be secured by the Deed of Trust and all other Collateral Documents and shall bear interest at the Default Rate.

10.3   Notice of Sale.

Any notice required to be given by the Lender of a sale, lease, or other disposition of any Collateral or any other intended action by the Lender, if given ten (10) Business Days prior to such proposed action, shall constitute commercially reasonable and fair notice thereof to the Borrower.

11.     MISCELLANEOUS

11.1   Modifications, Amendments or Waivers.

(a)       The Lender and the Borrower may from time to time enter into written agreements amending or changing any provision of this Agreement or any other Loan Document (except as otherwise expressly provided herein) or the rights of the Lender or the Borrower hereunder or thereunder, or may grant written waivers or consents to a departure from the due performance of the obligations of the Borrower hereunder or thereunder. Any such agreement, waiver or consent made with such written consent shall be effective to bind the Lender and the Borrower.

11.2   No Implied Waivers; Cumulative Remedies; Writing Required

No course of dealing and no delay or failure of the Lender in exercising any right, power, remedy or privilege under this Agreement or any other Loan Document shall affect any other or future exercise thereof or operate as a waiver thereof, nor shall any single or partial exercise thereof or any abandonment or discontinuance of steps to enforce such a right, power, remedy or privilege preclude any further exercise thereof or of any other right, power, remedy or privilege. The rights and remedies of the Lender under this Agreement and any other Loan Documents are cumulative and not exclusive of any rights or remedies which they would otherwise have. Any waiver, permit, consent or approval of any kind or character on the part of any Lender of any breach or default under this Agreement or any such waiver of any provision or condition of this Agreement must be in writing and shall be effective only to the extent specifically set forth in such writing.

11.3   Reimbursement and Indemnification of the Lender by the Borrower.

The Borrower unconditionally agrees to pay or reimburse the Lender and hold the Lender harmless from and against (a) liability for the payment of all reasonable out-of-pocket costs, expenses and disbursements, including, but not limited to, fees and expenses of Lender’s Consultants, incurred by the Lender (i) in connection with the development, negotiation, preparation, administration, printing, execution, syndication, interpretation and performance of this Agreement and the other Loan Documents, (ii) relating to any amendments, waivers or consents requested by the Borrower pursuant to the provisions hereof, (iii) in connection with the enforcement of this Agreement or any other Loan Document or collection of amounts due hereunder or thereunder or the proof and allowability of any claim arising under this Agreement or any other Loan Document, whether in bankruptcy or receivership proceedings or otherwise, it being expressly understood that in the event of a judgment on the Loan, the Borrower shall pay all costs and expenses incurred by the Lender in satisfying such judgment, including, without limitation, reasonable fees and expenses of the Lender’s counsel and such agreement by the Borrower to pay all post-judgment costs and expenses is absolute and unconditional and (A) shall survive and not merge into the entry of such judgment and (B) shall not be limited regardless of whether (or to the extent) the Lender exercises any available rights or remedies against the Collateral, (iv) in any workout or restructuring or in connection with the protection, presentation, exercise or enforcement of any of the terms hereof or of any rights hereunder or under any other Loan Document or in connection with any foreclosure, collection or bankruptcy proceedings, and (v) in connection with any claim threatened or asserted against the Lender in any way relating to or arising out of this Agreement or any other Loan Documents (including, without limitation, the protection, preservation, exercise or enforcement of any of the terms hereof or of any rights hereunder or under any other Loan Document or in connection with any foreclosure, collection or bankruptcy proceedings or in any workout or restructuring), and (b) all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever which may be imposed on, incurred by or asserted against the Lender, in its capacity as such, in any way relating to or arising out of this Agreement or any other Loan Documents or any action taken or omitted by the Lender hereunder or thereunder. For the purposes of the foregoing, the term “Lender’s Consultants” shall mean the Inspecting Architect, appraisers and the Lender’s legal counsel (including staff counsel), insurance consultants, environmental consultants, accountants, financial consultants and other third-party consultants retained pursuant to the Loan Documents in connection with the foregoing. In addition, the Borrower agrees to reimburse and pay all reasonable out-of-pocket expenses of the Lender’s regular employees and agents periodically to perform audits of the Loan Parties’ books, records and business properties.

11.4   Holidays.

Whenever any payment or action to be made or taken hereunder shall be stated to be due on a day which is not a Business Day, such payment or action shall be made or taken on the next following Business Day (except as provided in Section 3.2 with respect to LIBOR Interest Periods), and such extension of time may be included in computing interest or fees, if any, in connection with such payment or action, except that the Loan shall be due on the Business Day preceding the Expiration Date if the Expiration Date is not a Business Day.

11.5   Funding by Branch, Subsidiary or Affiliate.

(a)       Notional Funding. The Lender shall have the right from time to time, without notice to the Borrower, to deem any branch, subsidiary or affiliate (which for the purposes of this Section 11.5 shall mean any corporation or association which is directly or indirectly controlled by or is under direct or indirect common control with any corporation or association which directly or indirectly controls the Lender) of the Lender to have made, maintained or funded any portion of the Loan to which the LIBOR Option applies at any time, provided that immediately following (on the assumption that a payment was then due from the Borrower to such other office), and as a result of such change, the Borrower would not be under any greater financial obligation pursuant to Section 3.12 than it would have been in the absence of such change; provided, however, that Lender shall notify Borrower if any of the foregoing affects Borrower’s payment or other obligations under the Loan Documents. Notional funding offices may be selected by Lender without regard to the Lender’s actual method of making, maintaining or funding the Loan or any sources of funding actually used by or available to the Lender.

(b)       Actual Funding. The Lender shall have the right from time to time to make or maintain any portion of the Loan by arranging for a branch, subsidiary or affiliate of the Lender to make or maintain such portion of the Loan subject to the last sentence of this subsection 11.5(b). If the Lender causes a branch, subsidiary or affiliate to make or maintain any portion of the Loan hereunder, all terms and conditions of this Agreement shall, except where the context clearly requires otherwise, be applicable to such portion of the Loan to the same extent as if such portion of the Loan were made or maintained by the Lender, but in no event shall the Lender’s use of such a branch, subsidiary or affiliate to make or maintain any part of the Loan hereunder cause the Lender or such branch, subsidiary or affiliate to incur any cost or expenses payable by the Borrower hereunder or require the Borrower to pay any other compensation to the Lender (including any expenses incurred or payable pursuant to Section 3.12) which would otherwise not be incurred.

11.6   Notices.

All notices, requests, demands, directions and other communications (collectively, “notices”) given to or made upon any party hereto under the provisions of this Agreement shall be in writing (including facsimile communication) unless otherwise expressly required hereunder and shall be delivered or sent by electronic transmission or facsimile to the respective parties at the addresses and numbers set forth on Schedule I hereto or in accordance with any subsequent written direction from any party to the others. All notices shall, except as otherwise expressly herein provided, be effective (i) in the case of facsimile or electronic transmission, when received, (ii) in the case of hand-delivered notice, when hand-delivered, (iii) if given by mail, four (4) days after such communication is deposited in the mails with first-class postage prepaid, return receipt requested, and (iv) if given by any other means (including by air courier), when delivered; provided however, that notices ‘to the Lender with respect to conversion or renewal of Interest Rate Options and prepayment shall not be effective until received.

11.7   Severability.

The provisions of this Agreement are intended to be severable. If any provision of this Agreement shall be held invalid or unenforceable in whole or in part in any jurisdiction such provision shall, as to such jurisdiction, be ineffective to the extent of such invalidity or unenforceability without in any manner affecting the validity or enforceability thereof in any other jurisdiction or the remaining provisions hereof in any jurisdiction.

11.8   Governing Law.

This Agreement shall be deemed to be a contract under the Laws of the Commonwealth of Pennsylvania and for all purposes shall be governed by and construed and enforced in accordance with the Laws of the Commonwealth of Pennsylvania without regard to its conflict of laws principles.

11.9   Prior Understanding.

This Agreement, together with the other Loan Documents, supersedes all prior understandings and agreements, whether written or oral, between the parties hereto and thereto relating to the transactions provided for herein and therein, including any prior confidentiality agreements and commitments.

11.10 Duration; Survival.

All representations and warranties of the Borrower and Guarantor contained herein or made in connection herewith shall survive the making of the Loan and shall not be waived by the execution and delivery of this Agreement, any investigation by the Lender, the making of the Loan, or payment in full of the Obligations in each case. All covenants and agreements of the Borrower contained in Article 4 [Affirmative Covenants], Article 5 [Negative Covenants] and Article 7 [Reporting Requirements] hereof shall continue in full force and effect from and after the date hereof until indefeasible payment in full of the Obligations. All covenants and agreements of the Borrower contained herein relating to the payment of principal, interest, premiums, additional compensation or expenses and indemnification, including those set forth in the Notes and Section 3.12 [Additional Compensation in Certain Circumstances] and 11.3 [Reimbursement and Indemnification of Lender by the Borrower hereof, shall survive payment in full of the Obligations.

11.11 Successors and Assigns.

(a)       This Agreement shall be binding upon and shall inure to the benefit of the Lender and the Borrower and their respective successors and assigns, except that the Borrower may not assign or transfer any of its rights and obligations hereunder or any interest herein. The Lender may, at its own cost, make assignments of or sell participations in all or any part of the Loan, as applicable, to one or more banks or other entities.

(b)       The Lender may furnish any publicly available information concerning Borrower and any other information concerning Borrower in the possession of the Lender from time to time to assignees and participants (including prospective assignees or participants).

11.12 Counterparts.

This Agreement may be executed by different parties hereto on any number of separate counterparts, each of which, when so executed and delivered, shall be an original, and all such counterparts shall together constitute one and the same instrument.

11.13 Exceptions.

The representations and warranties and covenants contained herein shall be independent of each other and no exception to any representation, warranty or covenant shall be deemed to be an exception to any other representation, warranty or covenant contained herein unless expressly provided, nor shall any such exceptions be deemed to permit any action or omission that would be in contravention of applicable Law.

11.14 No Third Parties Benefitted.

This Agreement is made and entered into for the sole protection and benefit of the Borrower and the Lender. No trust fund is created by this Agreement and no other Persons or entities will have any right of action under this Agreement or any right against the Lender to obtain any proceeds of the Loan.

11.15 Authority to File Notices.

If Borrower fails to do so promptly after request by Lender, Lender may, and the Borrower irrevocably appoints the Lender as its attorney-in fact, such appointment being coupled with an interest and with full power of substitution, to file for record, at the Borrower’s cost and expense and in the Borrower’s name, any notices that the Lender considers reasonably necessary or desirable to protect the Collateral. The Lender shall promptly notify Borrower of any such filing.

11.16 Publicity.

The announcement of, and the issuance of any publicity with respect to, the Loan and the transactions contemplated hereby shall be subject to the prior written approval of the Lender and the Borrower, whose approval shall not be unreasonably withheld or delayed.

11.17 Interpretation.

Whenever the context requires, all words used in the singular will be construed to have been used in the plural, and vice versa, and each gender will include any other gender. The captions of the articles, sections, schedules and exhibits of this Agreement are for convenience only and do not define or limit any terms or provisions. In the event of a conflict between the terms of the other Loan Documents and the terms of this Agreement, the terms of this Agreement shall control.

11.18 Status of Parties.

It is understood and agreed that the relationship of the parties hereto is that of borrower and lender and that nothing contained herein or in any of the other Loan Documents shall be construed to constitute a partnership, joint venture or co-tenancy between the Borrower or the Lender.

11.19 Brokerage Fee.

The Borrower represents to the Lender that no broker or other Person is entitled to a brokerage fee or commission as a result of the Borrower’s actions or undertakings in connection with the financing of the Improvements and agrees to hold the Lender harmless from all claims for brokerage commissions which may be made as a result of such actions or undertakings, if any.

11.20 WAIVER OF JURY TRIAL.

  THE BORROWER AND THE LENDER EACH WAIVES THE RIGHT TO A TRIAL BY JURY IN ANY ACTION OR PROCEEDING BASED UPON, OR RELATED TO, THE SUBJECT MATTER OF THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS OR ANY OF THE TRANSACTIONS RELATED TO ANY OF THE LOAN DOCUMENTS. THIS WAIVER IS KNOWINGLY, INTENTIONALLY AND VOLUNTARILY MADE BY THE PARTIES HERETO AND THE PARTIES ACKNOWLEDGE THAT NEITHER THE LENDER NOR ANY PERSON ACTING ON BEHALF OF IT HAS OR HAVE MADE ANY REPRESENTATIONS OF FACT TO INDUCE THIS WAIVER OF TRIAL BY JURY OR IN ANY WAY TO MODIFY OR NULLIFY ITS EFFECT. THE BORROWER FURTHER ACKNOWLEDGES THAT IT HAS BEEN REPRESENTED (OR HAS HAD THE OPPORTUNITY TO BE REPRESENTED) IN THE SIGNING OF THIS AGREEMENT AND IN THE MAKING OF THIS WAIVER BY INDEPENDENT LEGAL COUNSEL, AND THAT IT HAS HAD THE OPPORTUNITY TO DISCUSS THIS WAIVER WITH COUNSEL. THE PARTIES

AGREE THAT THE OBLIGATIONS EVIDENCED BY THIS AGREEMENT ARE EXEMPTED TRANSACTIONS UNDER THE TRUTH-IN-LENDING ACT, 15 U.S.C. SECTION 1601, ET SEQ. THE PARTIES FURTHER ACKNOWLEDGE THAT THEY HAVE READ AND UNDERSTAND THE MEANING OF THIS WAIVER PROVISION.

11.21 CONSENT TO JURISDICTION.

  THE BORROWER HEREBY IRREVOCABLY CONSENTS TO THE EXCLUSIVE JURISDICTION OF THE COURT OF COMMON PLEAS OF ALLEGHENY COUNTY, THE UNITED STATES DISTRICT COURT FOR THE WESTERN DISTRICT OF PENNSYLVANIA, THE UNITED STATES DISTRICT COURT FOR THE DISTRICT OF COLORADO AND THE SUPERIOR COURT OF DENVER COUNTY, COLORADO AND WAIVES PERSONAL SERVICE OF ANY AND ALL PROCESS UPON IT AND AGREES THAT ALL SUCH SERVICE OF PROCESS BE MADE BY CERTIFIED OR REGISTERED MAIL DIRECTED TO THE BORROWER AT THE ADDRESSES PROVIDED FOR IN SECTION 11.6 HEREOF AND SERVICE SO MADE SHALL BE DEEMED TO BE COMPLETED UPON ACTUAL RECEIPT THEREOF. THE BORROWER WAIVES ANY OBJECTION TO JURISDICTION AND VENUE OF ANY ACTION INSTITUTED AGAINST IT AS PROVIDED HEREIN AND AGREES NOT TO ASSERT ANY DEFENSE BASED ON LACK OF JURISDICTION OR VENUE.

11.22 Time of Essence.

Time is of the essence with respect to each obligation of the Borrower.

[REMAINDER OF PAGE LEFT INTENTIONALLY BLANK]

[SIGNATURE PAGE 1 OF 2 OF TERM LOAN AGREEMENT]

IN WITNESS WHEREOF, the parties hereto, by their officers thereunto duly authorized, have executed this Agreement under seal as of the day and year first above written with the intent to be legally bound hereby.

WITNESS/ATTEST:	BORROWER:

Wells Core REIT – 7601 Technology Way, LLC, a Delaware limited liability company

	By:	Wells Core Office Income Operating Partnership, L.P., a Delaware limited partnership, its sole member

		By:	Wells Core Office Income REIT, Inc., a Maryland corporation, its sole general partner

/s/ Authorized Signatory			By:	/s/ Douglas P. Williams
			Name:	Douglas P. Williams
			Title:	Executive Vice President

STATE OF	Georgia	)

) ss
COUNTY OF	Gwinnett	)

On this 21 day of June,2011, before me, a NOTARY PUBLIC, personally appeared Douglas P. Williams , Executive Vice President of Wells Core Office Income REIT, Inc., a Maryland corporation as sole general partner of Wells Core Office Income Operating Partnership, L.P., a Delaware limited partnership, sole member of Wells Core REIT – 7601 Technology Way, LLC, a Delaware limited liability company, personally known to me (or proved to me on the basis of satisfactory evidence) to be the person whose name is subscribed to the within instrument and acknowledged to me that s/he executed the same in his/her authorized capacity, and that by his/her signature on the instrument, the person, or the entity upon behalf of which the person acted, executed the instrument.

WITNESS my hand and official seal.

/s/ Vanessa Harris
NOTARY PUBLIC

(seal)

My commission expires March 23, 2015

[SIGNATURE PAGE 2 OF 2 OF TERM LOAN AGREEMENT]

WITNESS/ATTEST:	LENDER:

PNC BANK, NATIONAL ASSOCIATION, a national banking association

/s/ Authorized Signatory	By:	/s/ Authorized Signatory

Name:

Title:

SCHEDULE I

Names, Addresses, Telephone

and Telecopier Numbers of Parties

Borrower:

Christopher D. Daniels

Managing Director

Capital Markets

Wells Real Estate Funds

6200 The Corners Parkway

Norcross, GA 30092

Direct: (770) 243-8594

Cell: (404) 788-1777

Fax: (770) 243-8594

E-mail: chris.daniels@wellsref.com

With a copy to:

Borrower’s Counsel:

Douglas A. Paisley II

Jackson Walker LLP

1401 McKinney

Suite 1900

Houston TX 77010

Telephone: (713) 752-4316

Facsimile: (713) 752-4221

Direct Fax: (713) 308-4144

Email: dpaisley@jw.com

Kurt D. Nondorf

Jackson Walker L.L.P.

1401 McKinney, Suite 1900

Houston, Texas 77010

Direct: (713) 752-4402

Fax: (713) 308-4142

E-Mail: knondorf@jw.com

Schedule I - 1

PNC Bank:

Chad D. McMasters

Senior Vice President

PNC Real Estate Finance

600 Galleria Parkway

Suite 890

Atlanta, GA 30339

Phone:   (770) 303-6256

Fax:(770) 953-6046

E-mail:  chad.mcmasters@pnc.com

Kate Lorenzato

PNC Bank, National Association

500 First Avenue

P7-PFSC-04-V

Pittsburgh, PA 15219

Phone:   (412) 768-2669

Fax:   (412) 768-5754

E-mail:   kathleen.lorenzato@pnc.com

With a copy to:

Counsel for PNC:

Carrie Kochenbach

Buchanan Ingersoll & Rooney, PC

One Oxford Centre

301 Grant Street, 20th Floor

Pittsburgh, PA  15219-1410

Telephone:   (412) 562-3744

Fax:       (412) 562-1041

E-Mail:  carrie.kochenbach@bipc.com

Schedule I - 2

SCHEDULE 1.1

CERTIFICATE OF DEBT SERVICE COVERAGE RATIO

[PNC BANK, NATIONAL ASSOCIATION]

[Address of PNC Entity]

Ladies and Gentlemen:

I refer to the Term Loan Agreement dated June      , 2011, between Wells Core REIT – 7601 Technology Way, LLC, a Delaware limited liability company, as Borrower (the “Borrower”) and PNC Bank, National Association (the “Lender”). (as amended, restated, supplemented or modified from time to time, the “Loan Agreement”). Unless otherwise defined herein, terms defined in the Loan Agreement are used herein with the same meanings.

I,                                         , [President/Chief Executive Officer/Chief Financial Officer] of the Borrower, do hereby certify on behalf of the Borrower as of the [quarter/year end                                          , 200          ] (the “Report Date”), as follows:

Attached hereto are calculations substantiating that as of [DATE]           , calculated with respect to the immediately preceding calendar quarter then ended, the Debt Service Coverage Ratio with respect to the Project is                  to 1.00 [Required: at least 1.50 to 1.00].

All capitalized terms used herein shall have the meanings ascribed thereto in the Loan Agreement. The Borrower has executed and delivered this Certificate with the understanding that the Lender will rely hereon pursuant to the terms of the Loan Documents.

IN WITNESS WHEREOF, the undersigned has executed this Certificate this            day of                                         , 200          .

By:
Name:
Title: [President/Chief Executive
Officer/Chief Financial Officer/Senior Vice
President-Finance and Treasurer]

Schedule 1.1 - 1

EXHIBIT A

FORM OF INTEREST RATE REQUEST

LOAN INTEREST RATE REQUEST

[OPTION A: NOTICE OF CONVERSION TO OR

ELECTION OF LIBOR RATE OPTION]

PNC BANK, NATIONAL ASSOCIATION

[Address of PNC Entity]

Ladies and Gentlemen:

The undersigned refers to the Term Loan Agreement made as of the 21st day of June, 2011 to be effective as of June      , 2011 (as amended, restated, supplemented or modified from time to time, the “Loan Agreement”) Wells Core REIT – 7601 Technology Way, LLC, a Delaware limited liability company (“Borrower”) and PNC BANK, NATIONAL ASSOCIATION a national banking association (the “Lender”). Terms defined in the Loan Agreement shall have the same meanings assigned to them therein when used herein.

The undersigned Borrower hereby gives notice, irrevocably, that it wishes to convert all or part of the outstanding Loan subject to the Base Rate Option into, or elect to have a new funding for, a Borrowing Tranche subject to the LIBOR Option as follows:

(a)    Proposed date of conversion or election to LIBOR Option and expiration of LIBOR Interest Period (must be three (3) Business Days after date of this Notice for conversion or election to LIBOR Option):

Conversion Date:	Expiration Date:
, 20	, 20

(b)     Aggregate amount of the Loan to be converted to the LIBOR Option and LIBOR Interest Period (must be one (1), three (3), six (6) or twelve (12) months and end before the Expiration Date) to apply to the following conversion:

Amount	LIBOR Interest Period	LIBOR Option

$	month(s) (from , 20 to , 20 )%

$	month(s) (from , 20 to , 20 )%

month(s) (from , 20 to , 20 )%

$	month(s) (from , 20 to , 20 )%

Exhibit A - 1

The undersigned confirms as of the date hereof that no Event of Default or Potential Default has occurred and is continuing.

DATED:                      , 20

Very truly yours,

WITNESS/ATTEST:	BORROWER:

Wells Core REIT – 7601 Technology Way, LLC, a Delaware limited liability company

	By:	Wells Core Office Income Operating Partnership, L.P., a Delaware limited partnership, its sole member

		By:	Wells Core Office Income REIT, Inc., a Maryland corporation, its sole general partner

By:
Name:
Title:

Exhibit A - 2

[OPTION B: CONTINUATION OF LIBOR RATE OPTION]

[PNC BANK, NATIONAL ASSOCIATION]

[Address of PNC Entity]

Ladies and Gentlemen:

The undersigned refers to the Loan Agreement made as of the 21st day of June, 2011 to be effective as of June      , 2011(as amended, restated, supplemented or modified from time to time, the “Loan Agreement”) between Wells Core REIT – 7601 Technology Way, LLC, a Delaware limited liability company (“Borrower”) and PNC BANK, NATIONAL ASSOCIATION, a national banking association (the “Lender”). Terms defined in the Loan Agreement shall have the same meanings assigned to them therein when used herein.

The undersigned Borrower hereby gives notice, irrevocably, that it wishes to continue all or part of the outstanding Borrowing Tranche subject to the LIBOR Option with a LIBOR Interest Period whose last day is                               , 20     (the “Subject Tranche”) as follows:

(a)    Proposed date of continuation and expiration of LIBOR Interest Period (must be at least three (3) Business Days after date of this Notice, and (ii) the maturity date of the LIBOR Interest Period for the Subject Tranche):

Conversion Date:	Expiration Date:
, 20	, 20

(b)    Aggregate amount of Subject Tranche to be continued under LIBOR Option and LIBOR Interest Period (must be one (1), three (3), six (6) or twelve (12) months and end before the Expiration Date).

Amount	LIBOR Interest Period	LIBOR Option
$	month(s) (from , 20 to , 20 )%
$	month(s) (from , 20 to , 20 )%

Exhibit A - 3

The undersigned confirms as of the date hereof that no Event of Default or Potential Default has occurred and is continuing.

DATED:                                     , 20

WITNESS/ATTEST:	BORROWER:

Wells Core REIT – 7601 Technology Way, LLC, a Delaware limited liability company

	By:	Wells Core Office Income Operating Partnership, L.P., a Delaware limited partnership, its sole member

		By:	Wells Core Office Income REIT, Inc., a Maryland corporation, its sole general partner

By:
Name:
Title:

Exhibit A - 4

EXHIBIT 2.4

FORM OF EXTENSION NOTICE

PNC    REQUEST FOR EXTENSION

To:	PNC Bank, National Association	Borrower:	Wells Core REIT – 7601
Technology Way, LLC
Mailing Address
	Mailing Address	Project
City, State, Zip
	Attn: [Administrator]	Loan No.

The undersigned hereby requests that you extend the Expiration Date of the above referenced loan (“Loan”) to [insert date] pursuant to the provisions of the Term Loan Agreement (“Agreement”) dated June        , 2011 between Wells Core REIT – 7601 Technology Way, LLC, a Delaware limited liability company as Borrower (the “Borrower”) PNC Bank, National Association (“Lender”). The Loan is evidenced by a certain Deed of Trust Note dated June        , 2011, in the face amount of $24,900,000 and other loan documents defined in the Agreement (collectively, the “Loan Documents”). The Borrower warrants and represents that all Loan Documents remain in full force and effect, all collateral granted in connection with the Loan continues to secure the Loan as it may be extended, and no Event of Default or Potential Default has occurred.

The undersigned hereby certifies that all of the Conditions for Extension (as defined in the Agreement) have been satisfied. Attached hereto as Exhibit A are calculations substantiating compliance with the Extension DSCR Test (as defined in the Agreement) which is set forth in clause (iii) of the Conditions Extension (as defined in the Agreement).

The undersigned agrees to execute whatever additional documents (including, without limitation, an extension agreement) which may be required in order to implement or to clarify the terms of this extension or to preserve and maintain the security granted in connection with the Loan.

Pursuant to the terms of the Agreement, enclosed is the extension fee in the amount of $                                                       .

Dated:

By:

Name:
Title:

Exhibit 2.4 - 1

The undersigned Guarantor hereby acknowledges its continued liability pursuant to that certain Agreement of Guaranty and Suretyship dated June     , 2011, and that such liability shall remain unaffected by the above extension of the Loan.

Guarantor

FOR LENDER USE ONLY

ACKNOWLEDGED BY:

(Relationship Manager)

DATE:

Exhibit 2.4 - 2

EXHIBIT B

ITEMS TO BE SUPPLIED

1.      Title and Collateral Matters:

(a)      a current ALTA survey of the Land, certified by a registered surveyor approved by Lender, such certification to be addressed to Lender and the title company issuing the lender’s title insurance policy and (i) to show the location and area covered by all building lines affecting the Land, the location and area of all easements encumbering and/or benefitting the Land, the relation of the Land to public thoroughfares for access purposes, the location of the Improvements and all other physical conditions on the Land, and any encroachments of the Improvements or other physical conditions upon any easements, building lines or property boundary lines, and (ii) to state whether the Land or any portion thereof is located in any federally designated flood prone area, and if so, to locate on the survey such portion of the Land so designated and to show the dimension and location of all improvements, parking areas, drives, easements and rights-of-way and the location of adjoining streets and distances to the nearest intersecting street;

(b)      an Appraisal of the Project which shall establish that the amount of the Loan does not exceed 65 percent (65%) of the Appraised Value-AS-IS;

(c)      The Lender shall have received a report satisfactory to the Lender from the Inspecting Architect concerning its review of the physical condition of the Improvements;

(d)      a legal description of the Land and all easements, compatible with the abovementioned survey and sufficient for the purpose of the Deed of Trust;

(e)      evidence in such form as Lender may reasonably require of (i) satisfactory subdivision of the Land and zoning for the Improvements; (ii) the Land being separately assessed for tax purposes (iii) the availability of all utility and municipal services required for the operation of the Improvements; (iv) satisfactory soils compaction conditions and sub-surface support for the Improvements; and (v) the availability of means of access to and from the Land by means of easements benefiting the same;

(f)      evidence in such form as Lender may reasonably require, including, without, limitation, environmental assessment reports, reports and clearances from governmental agencies, chain of title searches, certifications of Borrower and a reliance letter from the environmental consultant, that the Project is free from all asbestos, and hazardous waste and all other materials regulated by the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended, the Resource Conservation Recovery Act, as amended, or by any other federal, state or local law, statute, regulation, ordinance, code or order;

(g)      evidence in such form as Agent may require that Borrower has obtained the insurance coverages set forth in Section 4.7 [Maintenance of Insurance] hereof and all of such insurance is in full force and effect; and

Exhibit B - 1

(h)      a title insurance binder, together with a specimen or proforma policy issued by a title insurance company acceptable to Agent, pursuant to which said title insurance company will, on the Closing Date, issue the Title Insurance Policy.

2.      Opinion Letter and Formation Documents:

(a)      an opinion or opinions of counsel reasonably acceptable to Lender and its counsel (including local counsel), to be delivered on the Closing Date in form and scope satisfactory to Lender, to the effect (in addition to other matters which Lender may require to be favorably addressed) that (i) Borrower and Guarantor are duly organized, validly existing and in good standing under the Laws of the jurisdictions of their formation; (ii) Borrower is duly qualified to do business in the jurisdiction in which the Land is located, and Borrower has all requisite power and authority to operate the Land and Improvements and Borrower and Guarantor have all requisite power and authority to enter into, perform and consummate all aspects of the transactions contemplated hereby; (iii) all Loan Documents and other documents to be executed by or on behalf of Borrower or the Guarantor have been duly executed and delivered and are valid and binding upon and enforceable against the parties thereto in accordance with the respective terms of each, except as the same may be limited by bankruptcy, insolvency and similar Laws affecting the rights of creditors generally; (iv) there is no action, proceeding or investigation pending or to the knowledge of counsel threatened (or any basis therefor known to counsel) which questions the validity of the Loan or the transactions contemplated hereby or the ability of Borrower or the Guarantor from performing their respective obligations under the Loan Documents; (v) the performance of and compliance with the provisions hereof and the other documents referred to herein will not result in or be in conflict with or constitute a default under any agreement, instrument, document, decree, order or any federal, state or local Law, statute, rule, regulation or ordinance applicable to or affecting Borrower or the Guarantor; (vi) no consent, approval, order or authorization of, or registration or filing with, any governmental or public body or authority is required in connection with the acceptance hereof, the Loan or the matters contemplated hereby; (vii) the Loan shall not violate the usury or other Laws of the State of Colorado or of any other jurisdiction relating to the maximum rate of interest and (viii) the Lender has a perfected security interest in that portion of the Deed of Trust Property defined in the Deed of Trust consisting of personal property described in the Deed of Trust as security for the Loan;

(b)      a currently certified copy of the Borrower’s limited liability company agreement;

(c)      a currently certified copy of the Guarantor’s Organizational Documents;

(d)      a current copy of the Borrower’s limited liability company certificate of formation or articles of organization, as applicable, certified by the Secretary of State of the jurisdiction of its formation;

(e)      current good standing certificates for the Borrower and Guarantor issued by the Secretary of State or Corporation Commission, as applicable, of its jurisdiction of formation;

Exhibit B - 2

(f)      currently certified resolutions authorizing the transactions contemplated in the Loan Documents for the Borrower and Guarantor;

(g)      current incumbency certificates for the appropriate officers of the Borrower and Guarantor.

4.      Leasing and other Documentation.

(a)      The JNL Lease;

(b)      The Declaration and Parking REA

(c)      a subordination, nondisturbance and attornment agreement and estoppel certificates (in accordance with subsection 4.16(b) [Estoppel Certificates] of this Agreement) in form and substance acceptable to the Lender with the tenant under the JNL Lease;

(d)      estoppel certificates (in accordance with subsection 4.16(c) [Estoppel Certificates] of this Agreement) in form and substance acceptable to the Lender with the Declarant(s) under the Declaration and LBA REALTY FUND II - COMPANY VII, LLC, a Delaware limited liability company under the Parking REA;

(e)      information satisfactory to the Lender relating to the financial condition of the Borrower and the Guarantor;

(f)      such other documents and other materials as the Lender may reasonably require with respect to the Borrower, the Guarantor, the Project, JNL and the market area in which the Project is located.

5.      Permits:

(a)      evidence in such form as Lender may require of the valid issuance of the necessary permits, licenses and approvals to occupy and operate the Improvements, including without limitation all permits, licenses and approvals required under Laws with respect to subdivision, highway access, drainage, zoning, safety, building, occupancy, fire protection, environmental, energy and similar matters.

Exhibit B - 3

EXHIBIT C

FINANCIAL REPORTS

(a)      As soon as available and in any event within one hundred twenty (120) days after the close of each fiscal year, annual GAAP-based, unqualified financial statements for the Borrower including a balance sheet and related statements of operations and statements of cash flow and net worth as of the end of such fiscal year and for such fiscal year, which shall be prepared in accordance with GAAP, and certified by Borrower in a manner acceptable to the Lender and shall fairly present the financial condition of the Borrower at the end of such fiscal year;

(b)      As soon as available and in any event within sixty (60) days after the close of each calendar quarter, operating reports and a certified rent roll with respect to the Project as of the end of such calendar quarter, which reports shall be prepared in a manner reasonably acceptable to the Lender;

(c)      As soon as available, but in no event later than sixty (60) days after the close of each calendar quarter, certified financial statements for the Borrower including a balance sheet and related statements of operations and statements of cash flow and net worth as of the end of such calendar quarter, which shall be prepared in accordance with GAAP and shall fairly present the financial condition of the Borrower as at the end of such calendar quarter;

(d)      As soon as available and in any event within one hundred twenty (120) days after the close of each fiscal year, annual certified financial statements for Guarantor including a balance sheet and related statements of operations and statements of cash flow and net worth as of the end of such fiscal year and for such fiscal year, which shall be prepared in accordance with GAAP, audited by an independent certified public accountant acceptable to Lender and shall fairly present the financial condition of Guarantor as at the end of such fiscal year;

(e)      As soon as available and in any event within sixty (60) days after the close of each fiscal year, an annual budget and forecast with respect to the Project, which budget and forecasts shall be prepared in a manner reasonably acceptable to the Lender;

(f)      As soon as possible and in any event within ten (10) days after the occurrence of any Material Adverse Change in the operations, financial condition or prospects of the Borrower or the Guarantor, notice of any such occurrence;

(g)      As soon as possible and in any event within ten (10) days after the occurrence of each Event of Default or each Potential Default, a statement of Borrower setting forth the details of such Event of Default or Potential Default and the action which the Borrower proposes to take with respect thereto;

(h)      Within forty-five (45) days following the due date thereof, copies of the receipts evidencing payment of all real estate taxes relating to the Project or other evidence reasonably satisfactory to Lender in the event that receipts are not issued within the aforesaid time periods, provided, however, that Borrower shall deliver any such receipts promptly upon the receipt thereof; and

Exhibit C - 1

(i)      Such other information respecting the operations and properties, financial or otherwise, of the Borrower, the Guarantor and the Project as the Lender may from time to time reasonably request.

Exhibit C - 2

FORM OF TRANSMITTAL LETTER FOR
FINANCIAL STATEMENTS AND
FINANCIAL INFORMATION

Wells Core REIT – 7601 Technology Way, LLC

c/o Christopher D. Daniels

Managing Director, Capital Markets

Wells Real Estate Funds

6200 The Corners Parkway

Norcross, GA 30092

RE: PNC Loan:   Wells Core REIT – 7601 Technology Way, LLC

Dear Mr. Daniels

In accordance with your loan documents, the Bank may make regular request for financial information. Please provide the financial statements for your most recent fiscal year end as well as any interim statements through                 , 20      , as required per your loan documents.

For you convenience, you may submit your documentation through one of the following four methods:

▶ Email:	financials@pncbank.com	▶ Fax:	913-253-9813
(Please use the ‘Fine’ quality setting when faxing.)

▶ Regular Mail:		▶ Overnight Mail:
	PNC Bank, N.A.		PNC Bank, N.A.
	Attn: Credit Administration		Attn: Credit Administration
	P.O. Box 25964 Shawnee Mission, KS 66225-5964		10851 Mastin, Suite 300 Overland Park, KS 66210
	(Please use the mailing label provided below.)		913-253-9000

Please include your PNC loan number or loan name on all correspondence. You may disregard this notice if you have already submitted these documents to the Bank. Please let us know whom we should contact at PNC to retrieve the statements on your behalf.

VERY IMPORTANT:

Request for advances (along with all supporting documentation including any reporting required to meet the advance requirements) should be submitted to PNC separately from the above instructions. To ensure prompt funding under existing loan facilities, please continue to submit information using current practices. For questions or assistance in this regard, contact your PNC representative directly.

Exhibit C - 3

Sincerely,
PNC Bank, N.A.

Credit Administration	PNC Bank, N.A.
Attn: Credit Administration
P.O. Box 25964
Shawnee Mission, KS 66225-5964

A member of The PNC Financial Services Group

P.O. Box 25964

Shawnee Mission, KS 66225-5964

913-253-9813 Fax

Exhibit C - 4

EXHIBIT D

POST-CLOSING ITEMS

1. With respect to that certain UCC-1 Financing Statement, Initial Filing #2010 4083683, filed with the Delaware Department of State, UCC Filing Section on 11/19/2010 naming Guarantor as “Debtor” and Regions Bank, as Agent as “Secured Party” (hereinafter referred to as the “Guarantor UCC”), on or prior to July 29, 2011, Borrower shall cause Regions Bank as Secured Party under the Guarantor UCC, to authorize and enter into an amendment to the Guarantor UCC in order to clarify that the collateral covered by the Guarantor UCC does not include any “Pledged Stock” or “Equity Interests” (as such terms are defined in the Guarantor UCC) in the Borrower. Such amendment to the Guarantor UCC shall be in form and substance satisfactory to Lender in its sole discretion.

2.    As soon as available and in any event within sixty (60) days after the Closing Date, Borrower and Property Manager shall execute and enter into (i) a property management agreement acceptable to Lender, relating to the furnishing of property management services by the Property Manager with respect to the Project, and (ii) the Assignment of Management Agreement in the form attached to this Exhibit D as Schedule 1.

3.    As soon as available and in any event within one year following the Closing Date, Borrower shall deliver to Lender an updated Notice of Committee Action/Certificate of Compliance from the Architectural Control Committee of Denver Technological Center, indicating to the satisfaction of Lender that Borrower has fully performed condition number 3 (“ Northern-most parking lot needs to be sealed for preventive maintenance”) on the Certificate of Compliance attached to this Exhibit D as Schedule 2.

Exhibit D - 1

EXHIBIT D

SCHEDULE 1

FORM OF ASSIGNMENT OF MANAGEMENT AGREEMENT

Exhibit D -Schedule 1

EXHIBIT D

SCHEDULE 2

Exhibit D -Schedule 2

EXHIBIT F

REQUEST FOR DISBURSEMENT

FORM OF REQUEST FOR DISBURSEMENT

Request No.
Date
Amount Requested	$

TO:	PNC Bank, National Association

Real Estate Administration

Firstside Center

500 First Avenue

Mail Stop: P7-PFSC-04-V

Attention: Matt Koval

Re:	Term Loan Agreement (the “Agreement”), dated as of the 21st day of June, 2011 to be effective as of June , 2011 between PNC BANK, NATIONAL ASSOCIATION, (the “Lender”), and Wells Core REIT – 7601 Technology Way, LLC, a Delaware limited liability company (the “Borrower”).

Land known as: 7601 Technology Way, Denver, Colorado

In accordance with the terms of the Agreement, you are hereby authorized and requested to make disbursement of funds held by you in the amount shown. All capitalized terms herein have the meanings ascribed to them in the Agreement.

The undersigned hereby certifies that:

(i)	All conditions of the Agreement for the disbursement of the Loan proceeds hereby requested have been fulfilled, and no Event of Default and no event or condition which, with the passage of time or the giving of notice or both, would constitute an Event of Default under the Agreement, has occurred and exists as of the date hereof.

(ii)	The individual signing for Borrower confirms that he/she/they is/are authorized to make this request on behalf of Borrower; and

(iii)	The undersigned hereby requests that Loan proceeds advanced under this request be disbursed as follows:

AMOUNT:	$	Credit to DDA:
In Name of:

Exhibit F - 1

OR

AMOUNT:     $

Wired to:

ABA Routing No.:

Credit:

Account Name:

Reference:

Phone Advise:

OR

AMOUNT:     $                                      Credit:

WITNESS/ATTEST:	BORROWER:

Wells Core REIT – 7601 Technology Way, LLC, a Delaware limited liability company

	By:	Wells Core Office Income Operating Partnership, L.P., a Delaware limited partnership, its sole member

		By:	Wells Core Office Income REIT, Inc., a Maryland corporation, its sole general partner

By:
Name:
Title:

Exhibit F - 2